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                                                                    EXHIBIT 10.1

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                                                             WORKING TRANSLATION
                                                         SHAREHOLDERS' AGREEMENT
                                                  CONSOLIDATED DOCUMENT - 010517

THE DOCUMENT IS A CONSOLIDATED VERSION OF THE ENGLISH TRANSLATION ORIGINAL SHAREHOLDERS' AGREEMENT DATED DECEMBER 31, 2000 AND THE AMENDMENT AGREEMENT DATED APRIL 27, 2001 AND SERVES CONVENIENCE PURPOSES ONLY. LEGALLY BINDING ARE ONLY THE EXECUTED VERSION OF THE ORIGINAL AGREEMENTS IN THE GERMAN LANGUAGE. CHANGES MADE IN THE AGREEMENT ARE UNDERLINED.


                             SHAREHOLDERS' AGREEMENT
                  (FOR PARTICIPATION IN MESSER GRIESHEIM GmbH)

                                     BETWEEN

       MESSER INDUSTRIE GESELLSCHAFT MIT BESCHRANKTER HAFTUNG (KONIGSTEIN)

                                     ("MIG")

                                       AND

                    ALLIANZ CAPITAL PARTNERS GmbH (MUNCHEN)
                                     ("ACP")
                     GS CAPITAL PARTNERS 2000, L.P. (U.S.A.)
              GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P. (U.S.A.)
             GS CAPITAL PARTNERS 2000 OFFSHORE, L.P. (CAYMAN ISLAND)
               GS CAPITAL PARTNERS 2000 GmbH & CO. BETEILIGUNGS KG
                      STONE STREET FUND 2000, L.P. (U.S.A.)
               BRIDGE STREET SPECIAL OPPORTUNITIES FUND 2000, L.P.
                                 (TOGETHER "GS")


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                                       -2-


                    (ACP AND GS TOGETHER THE "FINANZINVESTOREN")


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                                       -3-

                                                 CONTENT

RECITALS ....................................................................................................6
I. PRODUCTION OF TARGET STRUCTURE  ..........................................................................8
  ss. 1 Restructuring of MIG's Shareholding in MGG ..........................................................8
  ss. 2 Consideration for Contribution, Amount of the MIG Loan against Borrower's Note......................11

  ss. 2a Arrangements with Regard to a Change of the BCA, Specifications of ss. 2 of the
         Shareholders' Agreement and Equity Contributions by the Financial Investors ...................... 14
  ss. 3 Corporate Structure of Investor NewCo ..............................................................17
  ss. 4 Corporate Structure of NewCO III, NewCo III, DebtCo and MGG ........................................17
  ss. 5 Control Agreements .................................................................................19
  ss. 6 Warranties of MIG ..................................................................................19
  ss. 7 Management Participation Plan, Options for the Interim Financers ...................................22
II. SHAREHOLDERS'RIGHTS IN INVESTOR NEWCO, NEWCO II, NEWCO III, DEBTCO AND MGG .............................23
Article 1: General Provisions ..............................................................................23
  ss. 8 Principles .........................................................................................23
  ss. 9 Voting Rights ......................................................................................25
Article 2: Bodies ..........................................................................................28
  ss. 10 Overview of Bodies ................................................................................28
  ss. 11 Management or Management Board ....................................................................28
  ss. 12 Shareholders' Committee of Investor NewCo .........................................................30
  ss. 13 MGG Shareholders' Committee .......................................................................31
  ss. 14 Approval of Budget and Business Plan by Shareholders' Committee ...................................32
  ss. 15 Supervisory Boards ................................................................................33
  ss. 16 Shareholders' Meetings ............................................................................35
  ss. 17 Resolutions of Shareholders' Meetings .............................................................37
  ss. 18 Capital Measures ..................................................................................39
III. RIGHTS FROM THE PURCHASE AGREEMENT WITH HOECHST .......................................................41
  ss. 19 ...................................................................................................41

IV.  DISPOSAL OF SHARES ....................................................................................47
  ss. 20 Initial Public Offering ...........................................................................47
  ss. 21 Restriction on Transferability, General Lockup Period, Admitted Transfers .........................49
  ss. 22 Tender Obligation .................................................................................51
  ss. 23 Right to Joint Sale ...............................................................................54


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                                       -4-

  ss. 24 Preemptive Purchase Right .........................................................................55
  ss. 25 Call Option for MIG ...............................................................................56
  ss. 26 Resale of Acquired Shares after Exercise of the Call Option .......................................60
  ss. 27 Sale of Shares by the Financial Investors Prior to 1 October 2004 .................................62
  ss. 28 Duty of MIG to Joint Sale .........................................................................62
  ss. 29 Acquisition Right Upon Change of Control ..........................................................64
V. AGREEMENT BETWEEN MIG AND MGG ...........................................................................67
  ss. 30 License Agreement between MGG and Messer Cutting & Welding GmbH ...................................67
  ss. 31 Sale of Holding Companies of MGG and MIG ..........................................................67
  ss. 32 Singapore, Syngas .................................................................................68
  ss. 33 [left blank] ......................................................................................70
VI FINAL PROVISIONS ........................................................................................70
  ss. 34 Obligation of MIG Until Closing ...................................................................70
  ss. 35 New Shareholders, Adaption of the Agreement .......................................................71
  ss. 36 Commencement and Cessation ........................................................................72
  ss. 37 Arbitration Board .................................................................................72
  ss. 38 Exclusivity, Common Obligation ....................................................................73
  ss. 39 Written Form ......................................................................................73
  ss. 40 Confidentiality ...................................................................................74
  ss. 41 Publications/Press Releases .......................................................................74
  ss. 42 Severability ......................................................................................75
  ss. 43 Notices ...........................................................................................75
  ss. 44 Prohibition of Assignment .........................................................................77
  ss. 45 Costs .............................................................................................77
  ss. 46 Condition Precedent ...............................................................................78

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                                      - 5 -


ANNEXES

    ANNEX/RECITAL.3 ...................................DIAGRAM TARGET STRUCTURE
    ANNEX 1.1 (a) ..........................CONTRIBUTION AGREEMENT MIG NEWCO II
    ANNEX 1.1 (b) ....................CONTRIBUTION AGREEMENT MIG INVESTOR NEWCO
    ANNEX 2.1 ............TERMS AND CONDITIONS MIG LOAN AGAINST BORROWER'S NOTE
    ANNEX 3.1 (a) .........BYLAWS INVESTOR NEWCO GMBH (PRIOR TO TRANSFORMATION)
    ANNEX 3.1 (b) ................BYLAWS GENERAL PARTNER GMBH OF INVESTOR NEWCO
    ANNEX 3.2 .......................................BYLAWS INVESTOR NEWCO KGaA
    ANNEX 4.2 ..................................................BYLAWS NEWCO II
    ANNEX 4.3 .......................................................BYLAWS MGG
    ANNEX 4.5 .................................................BYLAWS NEWCO III
    ANNEX 6.1 (e) ...............................AGREEMENTS BETWEEN MGG AND MIG
    ANNEX 6.1 (f) ............CLAIMS AGAINST MGG (CUTTING & WELDING ACTIVITIES)
    ANNEX 7.1 ...............TERMS AND CONDITIONS MANAGEMENT PARTICIPATION PLAN
    ANNEX 14.1 ...................................................BUSINESS PLAN
    ANNEX 21.2 ................................LIST FURTHER FINANCIAL INVESTORS
    ANNEX 25.5 ................................................LIST ARBITRATORS
    ANNEX 30 .................................................LICENSE AGREEMENT
    ANNEX 31.1 ...........................................PARTICIPATIONS OF MGG
    ANNEX 32 ............................TERMS AND CONDITIONS OF SINGAPORE LOAN

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                                      - 6 -



                                   RECITALS

WHEREAS:

STARTING SITUATION: Hoechst AG is a shareholder of Messer Griesheim GmbH ("MGG") with 66 2/3% ("HOECHST MGG SHARES") and MIG was a shareholder with 33 1/3% ("MIG MGG SHARES"). Hoechst AG intends to sell the Hoechst MGG Shares to the Financial Investors.

HOECHST RESTRUCTURING: To prepare the sale of Hoechst shares in MGG, Hoechst AG shall in a first stage contribute the Hoechst MGG Shares to Diogenes Vermogensverwaltungs Aktiengesellschaft registered in the Commercial Register Frankfurt am Main under HRB 42291 ("NEWCO II") in consideration for shares. Hoechst AG shall in turn pass on all shares in NewCo II by way of a securities loan to Diogenes Zwanzigste Vermogensverwaltungs GmbH registered in the Commercial Register Frankfurt am Main under HRB 48032 ("SELLER" or "NEWCO III").

SALE TO FINANCIAL INVESTORS (INCLUDING PUT AND CALLS): The Seller has concluded on this date to No. 680 and No. 679 of the Roll of Deeds for 2000 of the notary Dr. Peter Gamon, Frankfurt am Main, an agreement plus reference deed - together in the following also named "PURCHASE AGREEMENT" - , which is referred to, on the sale of all shares in NewCo II to Cornelia Vermogensverwaltungsgesellschaft mbH registered in the Commercial Register Frankfurt am Main under HRB 50040 ("INVESTOR NEWCO"), in which initially only GS holds shares. At the time of the Closing under the Purchase Agreement, the Financial Investors shall hold equal shares in Investor NewCo. NewCo has granted the Seller a call option to repurchase the shares in NewCo II purchased by the Seller, which can be exercised earliest with effect as of 11 January 2002. Hoechst AG has in turn granted Investor NewCo a call option for the period - as expected - from 16 to 23 January 2002 on all shares in NewCo III, and Hoechst AG has a corresponding put option for the period from 24 to 31 January 2002.

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                                      - 7 -


COURSE OF THE SALE OF HOECHST MGG SHARES AND THE HOECHST RESTRUCTURING: The course of the sale of Hoechst MGG Shares and the Hoechst restructuring including the retransfer of NewCo II AG shares to the Seller as well as the ensuing purchase of NewCo III is described in Section 2 (Transactions Forming the Business Combination) of the Purchase Agreement ( all operations together the "TRANSACTION").

JOINT ENGAGEMENT: The Financial Investors and MIG shall hold all shares in MGG via their joint shareholding in Investor NewCo and its shareholding in NewCo II and temporarily NewCo III. The Financial Investors and MIG agree that their joint economic engagement in MGG is to serve the steady increase of the value of MGG and its subsidiaries ("MGG GROUP"). MIG knows that the Financial Investors wish to be able to realize the increase in value of their shareholding in the medium term. The Financial Investors know that MIG considers its shareholding to be a long-term investment. The parties shall consider these intentions while exercising their rights arising from this agreement.

TARGET STRUCTURE: The target structure of the MGG Group is evident from the diagram attached as the ANNEX/RECITAL.3 to the Reference Deed. To obtain this structure MIG shall first contribute its shares in MGG to NewCo II and thereafter MIG shall contribute its shares in NewCo II resulting thereof in Investor NewCo.



NOW, THEREFORE, the relations between the Financial Investors and MIG with respect to the (indirect) shareholding in MGG and the joint MGG engagement shall be determined as follows:

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                                      - 8 -


                                        I.

                          PRODUCTION OF TARGET STRUCTURE

                                     SECTION 1

                   RESTRUCTURING OF MIG'S SHAREHOLDING IN MGG

(1) MIG undertakes to perform the following acts in order to produce the target structure pursuant to the Annex/Recital.3 of the Reference Deed:

         (a) MIG shall contribute its shares in MGG to NewCo II in exchange for issuance of shares pursuant to Annex 1.1 attached to this Amendment Agreement. The contribution agreement shall be signed at the closing pursuant to Section 3 of the BCA (the "CLOSING").

         (b) MIG shall contribute after entry of the non-cash capital increase to execute the contribution pursuant to Section 1 para. (1) (a) the shares in NewCo II to Investor NewCo as well as the loan repayment claim against NewCo II pursuant to Section 1 para. (1) (a) in accordance with the provisions of the Contribution Agreement attached as ANNEX 1.1 (b) to the Reference Deed, MIG therefore receiving the consideration as stated in Section 2 para. (1). The participations agreed upon in Section 2 hereof are to be produced by way of this contribution.

(2) In the event any of the actions agreed upon in Paragraph (1) is not implemented or may not be implemented within a reasonable period of time, the parties shall agree upon the production of the target structure through a different proceeding

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                                      - 9 -


         (e.g. by contribution to the capital reserve and assignment of the required shares to Investor NewCo by the Financial Investors).

(3) MIG hereby undertakes to pledge its shares in MGG to the benefit of the banks that finance the transaction ("CONSORTIUM OF BANKS") in the same way as NewCo II pledges its shares to MGG

(4) MIG is aware that the goal and transaction structure shall be influenced by the requirements of the financing banks and the request for a favorable tax structure. Modifications may therefore become necessary, for example, in the sequence of the individual stages of the transaction. Those modifications affecting MIG may only be made with the approval thereof. The obligation to implement this Agreement is not effected by this approval requirement. In the event that MIG denies its approval it is obliged to find a solution jointly with the Financial Investors that enables the implementation of the Transaction and acknowledges the interests of both parties as far as possible. The Financial Investors will inform MIG of any modification no later than two weeks prior to the implementation of the measure at hand to enable MIG to examine the suggestion. MIG shall issue the approval to the modification of the target and transaction structure

         (a) if the modifications are asked for by Hoechst AG, the Seller or the Consortium of Banks or otherwise are in the opinion of the Financial Investors necessary for the execution of the transaction or the securing of the financing of the transaction,

                  and

         (b)      if it does not thereby incur any legal
                  disadvantages--particularly provided the rights under this Agreement are not prejudiced--,

                  and

         (c) if it does not incur any financial (including tax) disadvantages that are not fully compensated.

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                                       -10-

 (5) The parties shall ensure that Investor NewCo takes over the costs of the parties that have accrued in connection with the preparation, due diligence, implementation and financing of the acquisition of the MGG shares by Investor NewCo to the extent they do not anyway directly accrue at Investor NewCo or MGG.

(5)(a)   CONSULTING FEES(1)

         The Parties agree that ACP and GS shall each receive a fee of DM5,000,000 from Investor NewCo and/or a direct or indirect subsidiary as consideration for consulting services provided in connection with the financing of the transaction. Such fees shall be due under the BCA after Closing. Section 1 para. 5 remains unchanged.

(6) In light of the particular tax situation of GS the parties undertake to ensure that Investor NewCo and the companies affiliated therewith in the terms of Section 15 of the Corporation Act make available elections regarding the tax treatment of the companies of the MGG Group in a manner favorable to GS if the other parties thereby do not suffer any disadvantages. This includes without limitation any election pursuant to 1.7701-3 United States Treasury Regulation and 338(h)(10) of the United States Internal Revenue Code.

(7) ACP is entitled and obliged to acquire 50% of Investor NewCo at the Closing at the same conditions as GS has acquired its participation in Investor NewCo. In the event that a further Financial Investor participates in Investor NewCo such obligation of acquisition shall reduce pursuant to the agreements between the Financial Investors.

(8) The individual GS funds shall exercise their rights under this Agreement in a uniform way.

(9) The parties agree that MGG's 100 % shareholding in Mahler AGS GmbH and Italfilo Engineering S.r.l, Italy, shall be sold and transferred at Closing, and prior to Investor NewCo's acquisition of the shares in NewCo II, to a company in which

-------------------
(1) (5)(a) has been inserted on the basis of Article 2 "Additional Arrangements" Section 3 "Consulting Fees" of the Shareholders' of Amendment to the Shareholders' Agreement dated April 27, 2001

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                                       -11-

         Hoechst AG holds a 38% interest, ACP a 20% interest, GS a 20% interest and Bandinelli GmbH, in which MIG holds one hundred percent, a 22% interest.

                                       SECTION 2

         CONSIDERATION FOR CONTRIBUTION, AMOUNT OF THE MIG LOAN AGAINST BORROWER'S NOTE

(1) As consideration for the contribution of the NewCo II shares to Investor NewCo pursuant to Section 1 para. (1)(b), MIG shall receive

         (a) a share of [36 1/3 %] 32, 33%(2) of the share capital of Investor NewCo,

         (b)      a cash payment in the amount of DM 60,000,000 (in words:
                  Deutsche Mark sixty millions) (the "CASH COMPONENT") and

         (c) a loan against borrower's note claim ("MIG LOAN AGAINST BORROWER'S NOTE") against Investor NewCo at the terms and conditions specified in ANNEX 2.1 of the Reference Deed; its amount shall be determined pursuant to the equation in Paragraph (2).

         (d)      a cash payment in the amount of DM 5,000,000 (in words:
                  Deutsche Mark five million).

         The text of Annex 2.1 shall be effective in an amended drafting as it is made clear by deletions and additions in the text of ANNEX 1 attached to this Notarial Deed. Upon request of the persons involved the recording notary read out the modified

----------------------
(2) Article 2 was not changed by the Amendment Agreement dated April 27, 2001. However, the total equity contribution by the Financial Investors at the Closing in the amount of E494,975,000 million results in a participation of MIG in the share capital of Investor NewCo in the amount of 32.33 %. The additional cash payment of DM 5 million was agreed in Article 2 Section 1 No. 1 of the Amendment Agreement.

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                                       -12-

         parts of the text in the English language; the persons involved and the notary have knowledge of the English language.

(2) The amount of the MIG Loan against Borrower's Note depends on the amount of the equity (capital stock and capital reserve) that is injected by the Financial Investors into Investor NewCo at the Closing. The amount of the MIG Loan against Borrower's Note is calculated as follows:

                            50% of the Total Compensation
                         deducting the China Purchase Price,
                  each within the meaning of the Purchase Agreement
                  -in the following named "HOECHST PURCHASE PRICE"-

                                        ./.

                                     50% of the
                      equity injection by the Financial Investors

                                        ./.

                     Cash Component pursuant to Paragraph (1)(b)

                                        ./.

                        issue price for 3 % additional shares

                                        ./.

                                 DM 70,000,000,--

         "Additional shares" shall be all shares exceeding a participation quota of 33 1/3 % granted to MIG within the contribution pursuant to Paragraph (1)(a). The issue price for the 3 % additional shares is calculated as follows:

         Issue price for 3 % =                (equity injection by the Financial
                                              Investors divided by 63 2/3 x 100)
                                              minus (equity injection by the
                                              Financial Investors x 1,5)

         The part of the purchase price in the amount of DM 300,000,000 (in words: Deutsche Mark three hundred millions) that is allowed deferred payment in the

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                                       -13-

         Purchase Agreement shall at the Closing not be considered as equity injection but as additional indebtedness of Investor NewCo.

         Example for calculation:

         The following example for calculation shall serve for the description and clarification of the equation; the numbers used are legally not binding.

         ----------------------------------------------------- -------------------------------------------------
         50 % of the Hoechst Purchase Price                    DM 653 mio.
         under the Purchase Agreement
         (700 mio. Euro ./. 32 mio. Euro)
         ----------------------------------------------------- -------------------------------------------------
         ./.    50 % equity injection by the                   DM 367 mio.
                Financial Investors (DM 734 mio.)
         ----------------------------------------------------- -------------------------------------------------
         ./.    Cash Component                                 DM 60 mio.
         ----------------------------------------------------- -------------------------------------------------
         ./.    issue price for 3% additional                  DM 52 mio.
                shares [(734 mio. DM : 63 2/3 x
                100) ./. (734 mio. DM x 1,5)]
         ----------------------------------------------------- -------------------------------------------------
         ./.                                                   DM 70 mio.
         ----------------------------------------------------- -------------------------------------------------
         MIG Loan against Borrower's Note                      DM 104 mio.
         ----------------------------------------------------- -------------------------------------------------

         The nominal amount of the MIG Loan against Borrower's Note calculated on the basis of this equation may not be smaller than 0.

(3) The equity injection by the Financial Investors at the Closing may not exceed DM 909,000,000 (in words: Deutsche Mark nine hundred and nine millions). To the extent that further equity of the Financial Investors is necessary for the financing of the Transaction a capital increase in connection with the Closing by up to DM 191,000,000 (in words: Deutsche Mark one hundred ninety-one millions) may be adopted. The new shares shall be issued at the same evaluation as additional shares are issued in Paragraph (2) (the "FIRST ISSUE PRICE").

         To other capital increases the provisions in Section 18 shall apply.

(4) In the event that the equity injection at the Closing is below DM 566,000,000 (in words: Deutsche Mark five hundred sixty-six millions) a resulting -as the case may be - tax disadvantage of MIG is upon the choice of the Financial Investors either to avoid (e.g. by granting of additional shares) or to compensate (e.g. by partial repayment of the MIG Loan against Borrower's Note).

(5) The Financial Investors shall hold the residual shares in the amount of 63 2/3 % in the share capital of Investor NewCo.

(6) To the extent that the Financial Investors grant shareholder loans to Investor NewCo ("FINANCIAL INVESTORS LOANS AGAINST BORROWER'S NOTE") the terms and conditions of the Financial Investors Loans against Borrower's Note may not be more favorable than the terms and conditions of the MIG Loan against Borrower's Note.

                                  SECTION 2a(3)

         ARRANGEMENTS WITH REGARD TO A CHANGE OF THE BCA, SPECIFICATIONS OF
         SECTION 2 OF THE SHAREHOLDERS' AGREEMENT AND EQUITY CONTRIBUTIONS BY THE FINANCIAL INVESTORS

1. The Financial Investors acknowledge that Section 12.1 of the BCA has been amended and that MIG has undertaken to Hoechst not to modify
         Section 1 para. 1 (a) of the Shareholders' Agreement pursuant to which MIG receives 33 1/3 of the shares of NewCo II AG as consideration for the contribution of its shares in MGG into NewCo II AG. The Financial Investors undertake not to exercise their rights under

---------------
(3) Section 2a contains the provisions of Article 2 "Additional Arrangements" Section 1 "Arrangements with Regard to a Change of the BCA, Specifications of Section 2 of the Shareholders' Agreement and Equity Contributions by the Financial Investors" of the Shareholders' Amendment to the Shareholders' Agreement dated April 27, 2001

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                                     -15-


         the Shareholders' Agreement in a way which conflicts with these obligations of MIG towards Hoechst AG.

2. In light of the equity contribution described in no. 2 of the Preamble and of the reduction of the total consideration to be paid under the BCA to the amount of E 618,000,000 (excluding the China Purchase Price), the Financial Investors and MIG agree that the MIG loan against borrower's note pursuant to the formula in Section 2 para. 2 shall be zero and shall, therefore, not be granted as consideration for the contribution in kind of the Hoechst NewCoII shares pursuant to
         Section 2 para. 1 (c) of the Shareholders' Agreement. Accrual of the Singapore Loan pursuant to Section 32 of the Shareholders' Agreement shall remain untouched. The parties hereto further agree that as consideration for the contribution in kind pursuant to Section 1 para. 1 (b), besides shares in Investor NewCo, a cash component of DM 60,000,000 and further payment in the amount of DM 5,000,000 will be made by Investor NewCo to MIG. The cash component and the additional payment shall be due as soon as the capital increase for the purpose of contribution of the Hoechst NewCo II shares held by MIG to Investor NewCo has been registered. For the additional payment, it shall further be required that any claims the Financial Investors may have which are due according to Article 2 Section 3 at such time against Investor NewCo and/or MGG have been settled. At the signing of the contribution agreement pursuant to Section 2 para. 1 (c) of the Shareholders' Agreement, Investor NewCo will provide MIG with sufficient collateral to cover its payment obligation in the amount of DM 65 million
         (e.g., payment into an escrow account, bank guarantee, etc.).

3. The Financial Investors assume to contribute, before or at the Closing, equity to Investor NewCo in the amount of E 500 million in the manner hereinafter described: The following capital structure is resulting therefrom:

         (a) Before the closing of the BCA, the Financial Investors will increase the share capital of Investor NewCo from E 25,000 by the amount of E 5,000,000 to E 5,025,000. The new shares will be issued at their nominal value.

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                                      -16-


         (b) At Closing, the Financial Investors will make a further equity contribution in the form of a payment to the unrestricted retained earnings in the meaning of Section 272 para. 2 no. 4 German Commercial Code ("HGB") in the amount of E 419,962,363.22. Correspondingly, at this point in time MIG will, pursuant to Section 2 of the Shareholders' Agreement, be entitled to 36 1/3 % of the shares in Investor NewCo, payment of a cash component in the amount of DM 60 million, and to be granted an MIG loan against borrower's note which, calculated using the formula in Section 2 para. 2 of the Shareholders' Agreement, shall amount to zero.

         (c) Immediately thereafter, the Financial Investors will, pursuant to the second sentence of Section 2 para. 3 of the Shareholders' Agreement, contribute the additional equity needed for implementation of the transaction in the amount of E 75,012,636.79 by way of a capital increase. As a result of this capital increase, the share capital of Investor NewCo will be increased by an additional E 1,708,700 to E 6,733,700 by way of issuance of new shares at an aggregate issue price of E 75,012,636.79. This equity contribution will result, after contribution in kind of the shares in NewCo II by MIG to Investor NewCo pursuant to Section 1 para. 1 (b) of the Shareholders' Agreement by which the share capital of Investor NewCo will be increased by an additional E 3,266,300 to E 10,000,000 by way of issuance of new shares, in the Financial Investors' holding 67.34% and MIG 32.66% of the shares in Investor NewCo.

4. If necessary for the financing of the transaction, the Financial Investors may increase the equity contribution in connection with the Closing by way of a further capital increase within the limits of
         Section 2 para. 3 of the Shareholders' Agreement, in the course of which shares shall be issued at the same price as provided for in the context of the capital increase pursuant to para. 3 (c) above.

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                                      -17-



                                   SECTION 3

                      CORPORATE STRUCTURE OF INVESTOR NEWCO

(1) Investor NewCo shall initially have the legal form of a limited liability company ("GmbH") with the bylaws attached as ANNEX 3.1 (a) to the Reference Deed. Immediately after the contribution of the shares in NewCo II by MIG, Investor NewCo shall be transformed into a partnership limited by shares ("KGaA"), whose sole general partner ("GENERAL PARTNER GMBH") shall be a GmbH to be newly formed or acquired. General Partner GmbH is not to hold any capital share in the KGaA. The Parties are to hold shares in General Partner GmbH in the same proportion as they among each other, i.e. without considering the shares held by third parties, participate in the share capital of the Investor NewCo. General Partner GmbH shall at the outset have a share capital of E 25.000. The Financial Investors and MIG hereby undertake to give General Partner GmbH the bylaws attached as ANNEX 3.1 (b) to the Reference Deed and to establish the participations pursuant to
         Section 2 para. (1) (a) hereof.

(2) The Financial Investors and MIG hereby undertake to give the KGaA the bylaws attached as ANNEX 3.2 to the Reference Deed.

(3) Investor NewCo manages the MGG Group and determines its business policy.



                                   SECTION 4

            CORPORATE STRUCTURE OF NEWCO II, NEWCO III, DEBTCO AND MGG

(1) After the Closing under the Purchase Agreement, NewCo II shall be a fully-owned subsidiary of Investor NewCo and this will be in the legal form of a joint stock corporation ("Aktiengesellschaft" or "AG"). NewCo II shall hold all shares in MGG and possibly in addition other participations.

(2) The Financial Investors hereby undertake to assure that NewCo II does have the bylaws after the completion of the transaction as attached in ANNEX 4.2 to the Reference Deed. The business activity of NewCo II shall be limited to the shareholding in MGG and, if applicable, additional companies as well as to the issue of high-interest-bearing bonds to refinance the MGG Group.

(3) The Financial Investors hereby undertake to ensure that after the Closing under the Purchase Agreement the current bylaws of MGG shall be modified and shall have the wording as attached in ANNEX 4.3 to the Reference Deed.

(4) The Financial Investors hereby undertake to assure that neither the legal form of NewCo II and MGG is changed nor one of the direct or indirect subsidiaries of Investor NewCo is merged without the approval of MIG. However, MIG shall issue the approval for such measures proposed by the Financial Investors

         (a)      if it does not thereby incur any legal
                  disadvantages--particularly provided the rights under this Agreement are not prejudiced--,

         and

         (b) no financial (including tax) disadvantages occur that are not fully compensated.

         At variance of this rule the legal form of MGG may only be changed with the approval of MIG as long as MIG (taking into account the provision of Section 9) has more than 25, 1% of the voting rights in Investor NewCo.

(5) The Financial Investors and MIG undertake to ensure that after the purchase of NewCo III by Investor NewCo (a) NewCo III shall have the bylaws as attached in ANNEX 4.5 to the Reference Deed, (b) the management and the supervisory board are filled with the same persons who are appointed to the board of directors respectively the supervisory board of NewCo II and (c) NewCo III is merged as fast as possible.

(6) The Financial Investors may request that the participation of NewCo II in MGG is completely or in part contributed to another Intermediate Holding ("DEBTCO") for the purpose of tax optimization. DebtCo shall be given bylaws essentially corresponding to the ones attached in ANNEX 4.5 to the Reference Deed.



                                   SECTION 5

                              CONTROL AGREEMENTS

It is planned for a control agreement to be concluded between Investor NewCo and NewCo II and between NewCo II and MGG. At the request of the Financial Investors MIG hereby undertakes to consent to the necessary resolutions. The conclusion of additional agreements between business enterprises, e.g., between Investor NewCo and one of its direct or indirect subsidiaries or between the subsidiaries among themselves, shall require MIG's approval. MIG shall issue such approval, provided it does not thereby incur any legal disadvantages, particularly provided the rights under this Agreement are not prejudiced or, to the extent that only financial (including tax) disadvantages occur provided these are fully compensated.

                                   SECTION 6

                                WARRANTIES OF MIG

(1) After the establishment of the target structure, MIG shall warrant the Financial Investors the following by way of an independent guaranty:

         (a) Investor NewCo shall receive the sole, unrestricted and unencumbered title to the shares in NewCo II contributed to it by MIG with the exception of rights (including pledges) in or with regard to the shares for the benefit of the financing banks.

         (b) NewCo II shall receive the sole, unrestricted and unencumbered title to the shares in MIG MGG Shares contributed to it by MIG with the exception of rights (including pledges) in or with regard to the shares for the benefit of the financing banks.

         (c) The contributions to the shares pursuant to Literi (a) and (b) above have been duly and fully paid in and have not been repaid and are not reclaimable. After the amendment of the bylaws of MGG no measures or obligations to change the corporate or shareholder relations exist which have not been disclosed to the Financial Investors (e.g., modifications of bylaws, changes in capital, options, preemptive purchase rights).

         (d) MIG or one of its shareholders and the companies affiliated with each of them have no rights to assets of MGG or the companies affiliated therewith which are of significance for the business operations of MGG or its affiliated companies, particularly not to the real properties, industrial property rights with the exception of the trademark "Messer" including the logo belonging thereto and other material assets used by MGG or the companies affiliated therewith.

         (e) No agreements exist between MGG and the companies affiliated therewith of the one part and MIG and its shareholders and affiliated companies of the other part apart from those mentioned in ANNEX 6.1 (e) to the Reference Deed.

         (f) No tax obligations for MGG exist or will arise in future from the sale of the Cutting & Welding activities resulting from hidden profit distribution. All guarantees of MGG and companies affiliated therewith for present or future obligations from the Cutting & Welding field are fully redeemed. MIG has no knowledge on itself or third parties having claims against MGG arising from contracts with MGG on the taking over of Cutting & Welding activities with the exception of those listed in ANNEX 6.1 (f) of the Reference Deed. The Parties agree that the provisions in Annex 6.1 (f) of the Reference Deed shall be replaced by the following statement:

                  "potential claims of MG System + Weding Inc. against MG Industries Inc. USD 2.500.000,-- "

                  In case the aforementioned risk materializes, MIG shall bear 2/3 of any damages arising through the reduction of a possible Singapore Loan pursuant to Section 32 by an amount equal to 2/3 of the damages incurred. MIG shall not be subject to any payment or other adjustment obligation if the Singapore Loan does not fully cover the damages.

(2) In the event of any breach of the warranties contained in this Section 6, MIG hereby undertakes to establish with the company in question - as far as possible - the condition which would have come about had the warranty been accurate. In the event of a breach of the warranties included in Section 6 para. (1) (f) the Sections 439, 460, 464 BGB shall not apply.

(3) Further statutory claims or claims arising from breach of duty in negotiations of the Financial Investors against MIG with regard to the acquisition of its indirect participation in MGG or with regard to the contributions pursuant to Section 1 para. (1) are excluded. With the exception of the claims arising out of breach of the guarantees given pursuant to Litera (d) and (e), to which the limitation period of
         Section 195 BGB applies, the claims of the Financial Investors arising from this Section 6 become statute-barred within ten years.

(4)      The claims arising from this Section 6 are subject to:

         (a) The Financial Investors shall ensure that MIG is completely informed and kept posted without undue delay on all circumstances that may lead to a claim pursuant to Section 6.

         (b) In the event of a claim arising out of breach of the guarantees given pursuant to Paragraph (1) (f) the Financial Investors shall ensure that MIG is given the opportunity to participate in all meetings with tax authorities in connection with audits and tax assessment notices that refer to the sale of the Cutting & Welding activities and to comment in writing vis-a-vis the tax authorities. On request of MIG the Financial Investors will ensure that all available remedies against tax assessment notices that may lead to a claim of the Financial Investors against MIG from Paragraph (1) (f) are filed, if MIG indemnifies MGG from all costs arising in and out of court from the filing of such remedy.

         (c) Claims arising out of breach of the guarantees given pursuant to Paragraph (1) (c) and (f) are limited to Euro 10.000,000 (in words: Euro ten millions) in case of a monetary liability.


                                      SECTION 7

                MANAGEMENT PARTICIPATION PLAN, OPTIONS FOR THE INTERIM FINANCERS

(1) For managing directors and executive employees of MGG and its subsidiaries and holdings, a management participation plan is to be launched pursuant to the terms and conditions as set forth in ANNEX 7.1 of the Reference Deed. The beneficiaries are to receive convertible bonds which can be converted into a direct share in the form of non-voting preference shares in the share capital of Investor NewCo. For this management participation plan, conditional or authorized capital of up to 5% of the share capital of Investor NewCo is to be created. The terms and conditions of the management share option plan shall be adopted by the shareholders in general meeting by way of a simple majority.

 (2) The consortium of banks that provides the financing of the transaction is to receive option rights for shares of Investor NewCo on which no more than 5 % of the share captial are to be allotted. In addition, in consideration of a partial deferment of the purchase price owed for the Hoechst-MGG-shares, Hoechst NewCo III shall be granted warrants in Investor NewCo in accordance with the provisions of the Convertible Bonds Agreement dated 27 April 2001 and made between ACP, GS, MIG, Investor NewCo and DIOGENES Zwanzigste Vermogensverwaltungs-GmbH for a nominal amount of E 1 each, which shall not account for more than 3% of the share capital. The Parties undertake to create the corresponding conditional capital increase for the coverage of these option rights. The Financial Investors shall ensure in the respective agreements with the beneficaries that shares issued in consequence of convertible bonds pursuant to this para. 2 shall be subject to the rules in Section 25 (Call Option) and the duty of joint sale pursuant to Section 28 of the Shareholders' Agreement. The terms and conditions of the warrants will provide for antidilution protection. This provision may lead to the issuance of more warrants to the beneficiaries. In this case, the 5% or, respectively, 3% threshold in the first or, respectively, the second sentence shall not qpply.


                                       II.
          SHAREHOLDERS' RIGHTS IN INVESTOR NEWCO, NEWCO II, NEWCO III,
                                 DEBTCO AND MGG

                            ARTICLE 1: GENERAL PROVISIONS


                                      SECTION 8

                                     PRINCIPLES

(1) Between the Parties the provisions of this Agreement take precedence over the provisions of the bylaws of Investor NewCo, General Partner GmbH, NewCo II, NewCo III, DebtCo and MGG.

(2) In as far as admitted by law the parties undertake to perform all measures that are necessary to reach the goals and results agreed upon in this Agreement.

(3) The parties particularly undertake to exercise all their rights accordingly to this effect, in particular their rights as shareholders of Investor NewCo and the general partner GmbH, and to the extent that this is necessary to coordinate its action, so that the fulfillment of the results agreed upon or adopted according to this Agreement (also with subsidiaries and holdings) is effected.

(4) In the event rights can only be exercised via the members of a supervisory board seconded by respectively elected according to the proposal of the Parties, the Parties shall assure, as permitted by law, that these members of the supervisory board act in accordance with the stipulations of this Agreement. Each Party shall be obligated to dismiss those members of a supervisory board seconded by respectively elected according to the proposal of it whose actions and voting conduct are contrary to reaching the goals and results agreed upon in this Agreement, in particular if the agreements pursuant to Sections 11, 14 and 15 may not be implemented. At the request of any Party, all Parties shall be obligated to immediately hold an extraordinary respectively a regular general shareholders' meeting in order to enable the dismissal of the supervisory board.

(5) The Parties shall assure, as permitted by law, including without limitation by issuance of corresponding rules of procedures, that measures concerning a subsidiary of Investor NewCo are examined and approved by the bodies competent pursuant to Sections 12 et seq. prior to their implementation. This applies particularly to decisions that regarding their type are within the competence of the shareholders' meeting of Investor NewCo (Section 16).

(6) The Parties shall assure that these agreements and resolutions that are adopted by bodies of Investor NewCo are implemented in NewCo II, NewCo III, DebtCo and MGG. If possible, the bodies of such companies are to be occupied by the same persons and hold meetings immediately following each other.

(7) The provisions in this Agreement shall continue to apply accordingly in the event the target structure changes due to any mergers, transformations, etc. The Parties shall then be obligated to adjust this Agreement accordingly, if relevant. Section 1 para. 3 remains unaffected.

(8) To the extent that the reasons preventing a granting or exercise of rights by ACP do no longer apply or are no longer to be observed, ACP and GS shall jointly exercise the shareholders' rights and the seconding rights GS is entitled to in correspondence with their participation to each other in the share capital of Investor NewCo. The other provisions of this Agreement shall then be applied internally between the Financial Investors and their Successors pursuant to Sentence 1 mutatis mutandis.

(9) To the extent that GS has nomination rights pursuant to this Agreement, these rights will be exercised by GS as follows: GS Capital Partners 2000 L.P., GS Capital Partners 2000 Offshore L.P., and GS Capital Partners 2000 GmbH & Co. Beteiligungs KG will each norninate one member, each of whom shall be considered as a member nominated by GS pursuant to this Agreement.

                                       SECTION 9

                                    VOTING RIGHTS

(1) Subject to the provisions of this Agreement, the voting rights of the Parties in the (general) shareholders' meeting of Investor NewCo and General Partner GmbH shall correspond to the shareholding in the share capital of Investor NewCo entitled to voting.

(2) At variance with Paragraph (1) above, the following special provisions shall apply to the calculation of the voting rights of MIG in (general) shareholders' meetings of Investor NewCo and General Partner GmbH:

         (a) In the event the share of MIG in the share capital of Investor NewCo entitled to voting is decreased through capital increases to below 25.1% but not below 10%, MIG shall be entitled to 25.1% of the voting rights. Provided the voting rights actually held are above 25.1% or below 10%, MIG shall be entitled to the voting rights actually held.

         (b) In the event the share of MIG in the share capital of Investor NewCo entitled to voting is decreased through sale of shares to below 25.1 % but not below 20%, subject to Litera (c) MIG shall be entitled to 25.1% of the voting rights. Provided the voting rights actually held are above 25.1% or below 20%, MIG shall be entitled to the voting rights actually held.

         (c) In the event the share of MIG in the share capital of Investor NewCo entitled to voting is decreased through both a capital increase and a sale to below 25.1 %, the amount of voting rights shall be determined as follows: In the event the shareholding is decreased not below 20% by sales without regard to capital increases, the provision in Litera (b) above shall apply, i.e., MIG shall keep a voting right of 25.1%, provided MIG still holds at least a 10% share after due regard to capital increases. In the event the shareholding is decreased below 20% by sales without regard to capital increases, the voting right shall correspond to the percentage shareholding in the share capital after due regard to capital increases.

In those cases in that the voting rights of MIG are increased pursuant to the paragraphs above, the voting rights of the Financial Investors shall decrease correspondingly.

For the calculation of the threshold value shares in the stock capital of Investor NewCo entitled to voting created by exercise of the option rights pursuant to Section 7 para. (2) will be disregarded.

A reduction in MIG's interest in Investor NewCo's voting share capital as a result of any transfers pursuant to Section 19 shall not be deemed a sale within the meaning of this paragraph, but rather a capital increase.

The Financial Investors undertake to exercise their voting rights in the (general) shareholders' meeting in such a way that the restrictions as in this Agreement bindingly agreed upon between the Parties shall be taken into account. Apart from that no pooling of votes or other coordination of the exercise of votes shall take place between the Financial Investors.

                                       -27-
(3) If, in the event the capital share of MIG is reduced, the conditions for minority protection in accordance with the Paragraph (2) above are not met any longer, the special rights of MIG in relation to the approval of the change of legal form of MGG (Section 4 para. (4) last sentence), appointment of members to bodies (Sections 11 to 13 and 15), approval of capital increases (Section 18) and the budget of the Messer Griesheim Group (Section 14) shall no longer be applicable. The rights arising under Section IV (Disposal of Shares) as well as legal provisions on the protection of minorities including without limitation those with regard to capital increases, in particular Sections 186 para. (3), 255 AktG, are not affected.

(4) Without prejudice to the above provisions, resolutions modifying or supplementing the Shareholders' Agreement of Investor NewCo which violate the principle of the equal treatment of all shareholders or impose additional obligations, particularly contribution obligations, on any Party shall require the approval of the affected shareholder or Party.

(5) Any Party which is to be released from any liability through a resolution shall not have any voting right in the corresponding vote and may not exercise such a right for others. This shall also apply in the event of any vote relating to the undertaking of a legal transaction or the initiation or dealing of any lawsuit against a Party.

                                ARTICLE 2: BODIES

                                    SECTION 10

                               OVERVIEW OF BODIES

(1) The bodies of Investor NewCo after the transformation into a KGaA shall be the shareholders in general meeting, the supervisory board and the General Partner GmbH.

(2) The bodies of General Partner GmbH are the management, the shareholders' meeting and the shareholders' committee.

(3) The bodies of NewCo II shall be the shareholders in general meeting, the supervisory board and the management board.

(4) The bodies of MGG shall be the management, the shareholders' meeting, the shareholders' committee and the supervisory board.

(5) The bodies of NewCo III are the management and the shareholders' meeting.

(6)      The bodies of DebtCo are the management and the shareholders' meeting.

                                     SECTION 11

                         MANAGEMENT OR MANAGEMENT BOARD

(1) The positions of the management bodies at General Partner GmbH, NewCo II, NewCo III, DebtCo and MGG are to be occupied by the same persons.

(2) The management bodies of General Partner GmbH, NewCo II NewCo III and MGG each are to have at least three but a maximum of five members. The exact number shall be determined for all bodies by the shareholders' committee of Investor NewCo. One member respectively shall be appointed as proposed by MIG; the residual members shall be appointed pursuant to a proposal of GS after consultation with MIG. GS will consider important objections of MIG. However, if prior to a decision GS heard MIG its decision is binding and may not be subjected to judicial review by MIG or in any other way be treated as none binding. The members of the management appointed pursuant to the proposal of GS shall also include the management board member or managing director competent for finances.

(3) GS may request that the management bodies of General Partner GmbH, NewCo II, NewCo III or DebtCo have less members than the management of MGG, provided the appointment right of MIG in accordance with Paragraph
         (2) is not prejudiced thereby.

(4) The members of the management bodies appointed at the proposal of any of the Parties to this Agreement are to be dismissed at the respective Parties' request by the competent bodies prior to the expiration of the term of office.

(5) The members of the MGG management appointed upon the conclusion of this Agreement are to remain in office. In this regard, Stefan Messer shall be considered a member seconded by MIG pursuant to Section 11 para. (2) sentence 3. The other members shall be considered as members not appointed by any Party. If relevant, they shall be dismissed based on a resolution of the shareholders' committee of Investor NewCo adopted by way of a majority. The Parties hereby undertake to assure as permitted by law that such a dismissal resolution is implemented with regard to the members of the management of MGG by resolution of the MGG supervisory board. GS shall have the right to currently appoint up to two additional members of the management pursuant to the Paragraphs above. The dismissal provision in Paragraph (4) above shall apply with regard to these additional members. GS shall also have the right to determine who is to be the management board or management member competent for finances. Such member may be a previously appointed member or a member newly appointed by the GS.

                                     SECTION 12

                    SHAREHOLDERS' COMMITTEE OF INVESTOR NEWCO

(1) After transformation into a partnership limited by shares the shareholders' committee of Investor NewCo shall be formed at General Partner GmbH and consist of six members. MIG and GS shall each second half of the members. The members seconded by a Party to this Agreement shall be dismissed at such Party's binding proposal by the shareholders' meeting prior to the expiration of the term of office.

(2) The shareholders' committee shall be responsible for advising and supervising the management of Investor NewCo. In particular, the shareholders' committee of Investor NewCo shall decide on the approval of the budget, deviations from and modifications of the business plan, the business policy and the strategic position of the MGG Group. Otherwise, the shareholders committee shall make all decisions which fall within the competence of the shareholders and are not reserved to the shareholders in general meeting pursuant to Section 16.

(3) The voting right of the members in the shareholders committee shall be weighted. The members seconded by MIG shall together have as many votes as MIG in the general shareholders' meetings of Investor NewCo pursuant to Sections 9 and 17 hereof. The members seconded by GS shall together have as many votes as the Financial Investors including their successors have together pursuant to Sections 9 and 17 in the shareholders' meeting of Investor NewCo. However, the representatives seconded by GS are not subject to instructions of the other Financial Investors. The shareholders' committee resolves by simple majority of votes unless it adopts resolutions on items that are subject to a higher majority requirement according to the provisions of this Agreement or mandatory statutory provisions..

(4) The provisions of the rules of procedure of the shareholders' committee, particularly provisions on the form and periods for the convocation of meetings and on voting are evident in the bylaws of General Partner GmbH respectively the bylaws of Investor NewCo prior to transformation.

(5) The initial chairperson of the shareholders' committee shall be a representative seconded by GS; thereafter, the chair shall be assumed, beginning with MIG, alternately by a representative seconded by MIG and a representative seconded by GS. The terms of office of the first chairperson are to amount to three years; thereafter, the chairperson shall be elected for a term of one year. Further details are evident from the provisions of the bylaws of Investor NewCo.

(6) Insofar as a certain majority requirement for resolutions of the shareholders' committee is agreed upon herein, the votes of all members of the shareholders committee are to be taken as the basis for calculating the majority.


                                     SECTION 13

                           MGG SHAREHOLDERS' COMMITTEE

(1) The parties undertake to ensure that half of the members of the shareholders' committee are appointed upon the proposal of MIG and half upon the proposal of GS. The shareholders' committee of MGG is to be seconded with the same persons as the shareholders' committee of the General Partner GmbH, if possible. Section 12 para. (3) applies accordingly to the voting rights of the members.

(2) In particular the shareholders' committee shall resolve on the approval of transfers of shares and of the management measures listed in the bylaws pursuant to Annex 4.2 of the Reference Deed, unless they have already been approved by the shareholders' committee or the shareholders' meeting of Investor NewCo. All competence, which is not reserved to the shareholders' meeting or the supervisory board according to mandatory law, is to be granted to the shareholders committee.

(3) The members of the shareholders committee shall receive an adequate remuneration that shall be determined by shareholders' resolution.

                                     SECTION 14

         APPROVAL OF BUDGET AND BUSINESS PLAN BY SHAREHOLDERS' COMMITTEE

(1) The specifications for the management of MGG, particularly the planned sales of participations for the next three years shall result from the draft of a business plan attached as ANNEX 14.1 to the Reference Deed; on the basis of the draft the Parties shall prepare the final business plan.

(2) The shareholders' committee of Investor NewCo shall resolve on an annual budget of the MGG group by way of 75% of the votes. In the event the necessary majority does not come about in two votes, a further vote, in which a simply majority shall suffice, may be held at the same meeting. In as far as in the budget

         a) investments of more than E51.000.000 in any specific case and/or

         b) sales of companies in the U.S.A. or Europe with a market value of more than E51.000.000 in any specific case that were not provided for in the business plan are stipulated, the inclusion of these measures in the budget must be approved by the shareholders' committee respectively the shareholders' meeting with a majority of 75%. Sentences 1 and 2 of this paragraph shall not apply. MIG shall consent to the sale of companies in the U.S. or Great Britain, if the proceeds are used to reduce indebtedness or to finance investments.

(3) Any variation of management from the Budget shall require the prior approval of the shareholders' committee respectively the shareholders' meeting of Investor NewCo. Paragraph (2) Sentence 1 and 2 apply accordingly to the resolution. At variance herewith, i.e. without the provisions in Paragraph (2) Sentence 2, an approving resolution of the shareholders' committee of Investor NewCo with 75% of the votes shall be necessary for divestments of companies in the U.S.A. or Europe with a market value of more than E51.000.000 in any specific case. Paragraph
         (2) last sentence shall apply accordingly.

(4) Furthermore, divestments in Europe require the consent of the shareholders' committee of Investor NewCo regardless of their value if
         (a) they were not provided for in the business plan and (b) lead in fact to a total retreat of the Messer Griesheim Group from a country. The resolution requires a majority of 75% of the votes. Paragraph (2) Sentence 1 and 2 shall not apply.

(5) Divestments of companies outside of Europe always require the consent of the shareholders' meeting of General Partner GmbH respectively prior to transformation of the shareholders' meeting of Investor NewCo regardless of whether they have been provided for in the business plan.

(6) Investments of more than E5.000.000 require the approval of the shareholders' meeting. Investments that were not provided for in the budget or in the business plan and that exceed E51.000.000 may only be approved with a majority of 75% of the votes. Paragraph (2) Sentence 2 shall not apply.

(7) Any Party to this Agreement may request that the threshold of E51.000.000 may be adopted from time to time to the currency value development for the purposes of the Paragraphs (2), (3) and (6).


                                   SECTION 15

                               SUPERVISORY BOARDS

(1) Supervisory boards are to be formed at Investor NewCo, NewCo II and MGG. In the event such companies are not subject to co-determination, the supervisory boards are to have six members. In the event of co-determination, the number of supervisory board members shall correspond to the provisions of law. To the extent that the supervisory boards are appointed by shareholders, they are to be occupied at all three companies by the same persons.

(2) GS and MIG shall each second to all supervisory boards half of the members to be appointed by the shareholders. Each Party may request that the members appointed by it are dismissed prior the expiration of the term of office.

(3) The supervisory boards are to be appointed for a term of office that ends with the shareholders' meeting that adopts the resolution on the fourth business year after the beginning of the term. In this connection the business year in which the election takes place shall not be counted in.

(4) A member appointed by GS shall assume the chair of the supervisory board. GS shall determine the person of the chairperson in consultation with MIG considering important objections of MIG. However, if prior to a decision GS heard MIG its decision is binding and may not be subjected to judicial review by MIG or in any other way be treated as none binding.

(5) Otherwise, the rights and duties of the supervisory board members and the rules of procedure of the supervisory boards shall result from the provisions of the bylaws and, insofar as the supervisory board is co-determined, from the provisions of law.

(6) The supervisory board members shall receive an adequate remuneration that shall be determined by shareholders' resolution.

(7) The supervisory boards shall form committees. The Parties must ensure that GS and MIG are represented in equal numbers in any supervisory board committee.

(8) As permitted by law the parties will work towards the aim that the supervisory board of MGG shall not make use of the rights arising from
         Section 111 para. (4) sentence 2 AktG.

                                     SECTION 16

                             SHAREHOLDERS' MEETINGS

(1) The general shareholders' meeting of Investor NewCo and the shareholders' meeting of General Partner GmbH respectively prior to transformation the shareholders' meeting of Investor NewCo shall have the following competences:

         (a)      Modification of provisions of the bylaws;

         (b)      capital measures;

         (c)      approval of transfers of shares;

         (d)      dissolution and liquidation;

         (e) transformation and conclusion of agreements within Sections 291 et seq. AktG;

         (f)      use of profits.

(2) Furthermore, the shareholders' meeting of General Partner GmbH and prior to transformation the shareholders' meeting of Investor NewCo decides on

         (a) Consent to divestments of companies belonging to the MGG Group outside of Europe;

         (b) consent to investments of companies belonging to the MGG Group exceeding E5.000.000 (in words: Euro five millions);

         (c) conclusion of loan agreements by companies belonging to the MGG Group with a volume exceeding E5.000.000 (in words: Euro five millions);

         (d) resolution on timing and conditions of an IPO as well as selection of the syndicate banks;

         (e) resolution concerning the date/time and terms and conditions of the sale and transfer of shares in MGG.

(3) Until an IPO of Investor NewCo the shareholders' meetings of General Partner GmbH and the shareholders' meeting of Investor NewCo are to take place immediately following each other. The general shareholders' meetings of Investor NewCo and the shareholders' meeting of the General Partner GmbH shall be convoked by management. Any Party holding more than 10% of the share capital may request that the management be instructed to convoke a (general) shareholders' meeting. The modalities of the convocation shall be evident from the respective bylaws. After an IPO the shareholders' meeting of the General Partner GmbH is to take place before the convocation of the annual general shareholders' meeting, so that the agenda and the voting conduct can be set.

(4) Until an IPO of the relevant company, a quorum shall only be constituted at (general) shareholders' meetings if all Parties are represented. In the event the (general) shareholders' meeting has no quorum subsequently a new meeting can be convoked with a period of two weeks. A quorum shall be constituted at a further (general) shareholders' meeting with the same agenda which is convoked due to the absence of a quorum provided the majority of the capital entitled to voting is represented. Provided all Parties to this Agreement are represented and agree to the adoption of the resolution, resolutions may also be adopted if the statutory provisions and the provisions provided by the bylaws applicable to the convocation and notice have not been observed.

(5) The shareholders' meetings of General Partner GmbH shall be chaired alternatively by a representative of MIG and the Financial Investors, the general shareholders' meeting of the Investor NewCo by the supervisory board chairperson. The respective chairperson must ensure that minutes are kept regarding the (general) shareholders' meetings which specify the place and date of the meeting, the participants, the items on the agenda, the material contents of the deliberations and the resolutions of the shareholders.

(6) In the event that a resolution under para. (2) (d) or (e) is adopted, each Financial Investor shall be allowed, in order to safeguard their interests as shareholders, to provide comprehensive assistance in implementing the approved measures and to support and advise MGG's management so long as these services are provided for free. If fees are to be paid for this advise, MIG needs to give its consent which shall not be withheld but for good reason. The Financial Investors shall ensure by way of mutual coordination or other concerted action that there no contradictory support or advise is administered.


                                     SECTION 17

                      RESOLUTIONS OF SHAREHOLDERS' MEETINGS

(1) Voting rights in shareholders' meetings of the General Partner GmbH and of the general shareholders' meeting of the Investor NewCo shall be determined in accordance with Section 9 hereof.

(2) The Parties hereby agree that, subject to the provisions in Section 9 hereof and in Paragraph (3) below, for all resolutions of the organs mentioned in Paragraph (1) the simple majority of the votes present shall be necessary and sufficient, even in the event another majority is prescribed by law. In the event that pursuant to statutory law resolutions require a majority of 75% of the votes and, however, according to the provisions of this Agreement they are subject to the majority principle, any Parties outvoted undertake to vote with the majority. Abstentions shall be considered as nay votes.

(3) At variance with Paragraph (2) above, the following resolutions - in addition to those mentioned in Section 14 - shall require 75% of the votes:

         (a) modifications of provisions of the bylaws, except for capital changes pursuant to Section 18 and modifications of the bylaws which are solely modifications of the wording in the terms of Section 179 para. (1) sentence 2 of the Corporation Act
                  (AktG);

         (b) capital increases for the purpose of executing investments with a volume exceeding E51.000.000;

         (c)      liquidation of Investor NewCo;

         (d) approval of the conclusion of agreements between business enterprises, except for those agreements mentioned in Section 5 hereof;

         (e) approval of mergers of Investor NewCo into third parties. (Mergers with Investor NewCo being the receiving company are subject to the regulations in Section 18 hereof);

         (f) approval of investments exceeding C51.000.000 that were not provided for in the business plan or in the budget;

         (g) resolutions pursuant to Section 16 para. 2 (e) through September 30, 2004.

                                    SECTION 18

                                 CAPITAL MEASURES

(1) Before minutes are taken of any general shareholders' meeting of Investor NewCo in which capital measures are to be approved, the parties will hold a prior vote on the relevant capital measure proposed in the agenda. The capital measure adopted by a simple majority of votes present at the prior vote shall then be approved at the general shareholders' meeting. Capital measures that are approved in order to implement investments which only may be approved with a majority of 75% of the votes pursuant to Section 14 may only be approved with a majority of 75% of the votes.

(2) A subscription right is in principle to be granted in the event of cash capital increases. This does not apply for a capital increase for the purpose of a widespread placement within an IPO or a second placement. In the event a Party declares that it shall not make use of its subscription right pursuant to Sentence (1), the cash capital increase may only be conducted based on the current market value of Investor NewCo. A premium is to be rendered by the Parties participating in the capital increase in the amount of the difference between the market value of the shares newly created through the capital increase and the nominal value thereof.

(3) In the case of Paragraph (2) Sentences 3 and 4 the premium must be determined by the Parties by mutual agreement. In the event no agreement on the market value of Investor NewCo is reached within three weeks after presentation of the proposal to execute a capital increase, the capital increase may be approved and executed pursuant to the proposal of the Parties having the majority of the votes in the shareholders' meeting. In this case the voting rights and the other rights of membership arising from the newly issued shares shall not be taken into account for the purposes of this Agreement as well as the newly issued shares shall not be taken into account for the calculation pursuant to Section 9 para. (2) until the issue price has been fixed pursuant to the following Paragraph (4).

(4) In the event no agreement on the market value of Investor NewCo has been reached, the Party not participating in the capital increase may have reviewed whether the issue amount at the capital increase corresponded to the market value. An expert selected pursuant to
         Section 25 para. (5) is to be commissioned with the review as arbitrator.

(5) If in the event of an evaluation by an arbitrator it becomes evident that the issue amount did not correspond to the market value of the shares issued, newly issued shares are to be redeemed in the number which is necessary in order to establish the shareholding relation which would have existed had the new shares been issued at the market values with the amount of contributions unchanged, provided sufficient revenue reserves or sufficient net income (for the year) are provided for a simplified capital decrease in accordance with Section 237 para.
         (3) of the Corporation Act. In the event no redemption through a simplified capital decrease is possible, the Parties participating in the capital increase are to transfer to the non-participating parties to this Agreement the number of shares which is necessary in order to produce the shareholding relation adequate in accordance with this Paragraph. The shares must be transferred within three weeks after the communication of the result of the review on the market values by the arbitrator to the Parties participating in the capital increase. In the event it becomes evident from the arbitrator's valuation that the market value was below the issue amount, no adjustment will take place. As far as permitted by law, Investor NewCo will bear the costs of the valuation. In other respects Section 91 of the Civil Procedure Code
         (ZPO) shall apply accordingly.

(6) With regard to any non-cash capital increase, the issue amount of the shares to be issued to the non-cash contributor is to be mutually determined by the Parties. In the event the non-cash contributor is a company affiliated with the Financial Investors in the terms of Section 15 of the Corporation Act, the provisions of Section 18 para. (3) and
         (4) shall apply accordingly. In the event the non-cash contributor is an independent third party, the issue amount negotiated by Investor NewCo with the third party shall be considered as binding, provided the general shareholders' meeting of Investor NewCo approves the non-cash capital increase with simple majority and Investor New Co presents a fairness opinion from an investment bank not participating in the transaction which confirms that the issue amount in the terms of Section 255 of the Corporation Act (AktG) is fair.

(7) In the event of a cash capital increase a mutual exclusion of subscription rights with regard to non-voting preference shares is to be provided for. The issue amount for the issuance of new preference shares is to correspond with the issue amount of the common stock shares.


                                        III.
                 RIGHTS FROM THE PURCHASE AGREEMENT WITH HOECHST


                                     SECTION 19

                  GUARANTEE CLAIMS FROM THE PURCHASE AGREEMENT

(1) If, pursuant to the BCA or in connection with its subject matter, payment is ultimately made to a direct or indirect subsidiary of Investor NewCo and/or MGG in respect of any damages claim, indemnity or breach of warranty, then the Financial Investors may require MIG to assign its shares in Investor NewCo to the extent stipulated in the following paragraphs. The obligation to assign shall also apply to payments that are made by the Seller to Investor NewCo or MGG at Closing with regard to the period between 1 September 2000 and the Closing Date pursuant to obligations to indemnify or to pay under the BCA. There shall be no duty to assign if Investor NewCo or one of its subsidiaries receives payments under the Singapore Separation Agreement (Annex 3.1 (1) of the Reference Deed to the BCA) or a payment as a result of non-compliance with claims for performance under the BCA. Each payment to Investor NewCo that triggers a duty to assign shall be referred to below as an "ASSIGNMENT EVENT"."

(2) As soon as an Assignment Event occurs, the Financial Investors may require MIG to assign such number of shares in the stock capital of Investor NewCo as is necessary to create the participation structure that would have existed if the payment claim that triggered the Assignment Event had been assigned to the Financial Investors, and the Financial Investors had subsequently reinvested the received payment in Investor NewCo by way of a capital increase. The rules on capital increases contained in Section 18 para. 2 through Section 18 para. 4 shall apply correspondingly to the calculation of this participation quota, except that the calculation shall be based on a market value determined in accordance with Section 18 para. 4 within the last seven months immediately preceding the Assignment Event. In the event that an Assignment Event occurs within the first seven months after Closing, then, for purposes of calculating share movement caused by a fictitious capital increase, the First Issue Price pursuant to Section 2 para. 2, which on the basis of the equity contribution and capital increases described in Art. 2 Section 1 and calculated pursuant to the formula in
         Section 2 para. 2 above shall amount to (rounded) E74.25 (E74.2533822) shall be assumed as the issue price for the fictitious new shares.

(3) MIG may avoid the duty to assign to the extent that it makes a payment to the capital reserves in Investor NewCo pursuant to Section 272 para. 2 no. 4 of the German Commercial Code ("HGB"). The payment may not exceed the maximum amount calculated pursuant to the following formula:

                                       Damages
         MaximumPayment MIG = -------------------------- x participation MIG
                                1 - participationMIG

         (with participation to be expressed as the participation quota in percentage points).

         MIG shall make this payment within two months of receiving a notice pursuant to Section 43 from the Financial Investors or Investor NewCo, but not before an Assignment Event has occurred. This notice can be given, as soon as it is finally determined that and in which amount Investor NewCo will receive a payment which triggers an Assignment Event. The notice must contain the amount of this payment and a calculation of the number of shares to be assigned in accordance with the formula set forth in para. 4 below. Should MIG take the decision not to make any payment to the capital reserves in accordance with this paragraph it shall be obliged to inform Investor NewCo and the Financial Investors immediately, even before the two-month-period ends.

(4) The shareholding of MIG after assignment pursuant to the first sentence of para. 2 shall be calculated according to the following formula. MIG's shareholding must have the same value before and after the indemnity payment.

           Market value of Investor NewCo x percentage of shares held by MIG + MIG's payment
           ---------------------------------------------------------------------------------
                       Market value of Investor NewCo + damages + MIG's payment

         where for the purposes of employing the formulas in this para. 4 and in para. 3, any figures shall be rounded to seven digits behind the decimal point, and

         "MARKET VALUE OF INVESTOR NEWCO" is the market value to be determined in accordance with Section 18;

         "PERCENTAGE OF SHARES HELD BY MIG" is MIG's interest in the share capital of Investor NewCo, expressed in percentage points (e.g.
         67.34 % = 0,6734), immediately prior to the payment that triggers the Assignment Event, but not taking into account any options or conversion rights; and

         "DAMAGES" is the payment that triggers the Assignment Event.

          Example:

          1.     Assumptions

          -------------------------------------------------------------------------------------------------------------
          Share Capital of Investor NewCo:                   E 10,000,000 divided into 10,000,000 shares
          -------------------------------------------------------------------------------------------------------------
          Participation Quota:                               Financial Investors: 67.34% ^/= 6,733,700 shares
          -------------------------------------------------------------------------------------------------------------
                                                             MIG: 32.66% ^/= 3,266,300 shares
          -------------------------------------------------------------------------------------------------------------
          Damages from Aventis:                              E 10 million
          -------------------------------------------------------------------------------------------------------------
          Market Value of Investor NewCo.                    E742,533,822 (equity value)
                                                             per share: E74,25
          -------------------------------------------------------------------------------------------------------------
          Payment MIG to avoid assignment:                   0


          2.     Calculation according to Formula

           742,533,822 x 32.66 % + 0
          ---------------------------- = 32.23%
          742,533,822 + 10,000,000 + 0

          Shareholding new: 32.23 % [EQUIVALENT TO] 3,222,896 shares Share movement = 32.66 % - 32.23 % = 0.43 %

          MIG has to assign 43,404 shares to the Financial Investors.

          Shareholding after assignment:

          Financial Investors:                6,777,104 shares ^/= 67.77%
          MIG:                                3,222,896 shares ^/= 32.23%


          3.     Verification: Hypothetical Capital Increase

-------------------------------------------------------------------------------------------------
Amount paid in:                                E 10 million
-------------------------------------------------------------------------------------------------
Issue price per share:                         E 74.25
-------------------------------------------------------------------------------------------------
Amount of capital increase:                    10,000,000
                                               ----------  =  E 134,674
                                                  74.25
-------------------------------------------------------------------------------------------------
Capital after capital increase:                E 10,134,674
-------------------------------------------------------------------------------------------------
Financial Investors' shares:                   6,868,374 ^/= 67.77 %

-------------------------------------------------------------------------------------------------
MIG's shares:                                  3,266,300 ^/= 32.23 %

-------------------------------------------------------------------------------------------------
Share movement:                                0.43%
-------------------------------------------------------------------------------------------------

4.                Shareholding in terms of value:

                                     ------------------------------------------------------------
                                      Value of Investor             NewCo Value after damages
                                      before damages
-------------------------------------------------------------------------------------------------
                                     E 742,533,822                  E 752,533,822
-------------------------------------------------------------------------------------------------
Financial Investors:                 67.34% = E 500.0 million       67.77% = E 510.0 million
-------------------------------------------------------------------------------------------------
MIG:                                 34.66 % = E 242.5 million      32.23 % = E 242.5 million
-------------------------------------------------------------------------------------------------

(5) Notwithstanding the aforementioned provisions, the parties agree that if, after the exercise of the Seller's Call Option (Section 2.8 of the BCA) and the Counter-Call Option (Section 2.9 of the BCA), the shares in NewCo II are not re-assigned to Investor NewCo and instead Investor NewCo acquires a damages claim under Section 4.14 of the BCA, then any and all outstanding debts owed by Investor NewCo will be repaid from the proceeds of such damages claim. The Financial Investors agree that before any generated profits are distributed they will sell and assign to MIG all shares in Investor NewCo including the shares in the GmbH-General Partner. MIG agrees to purchase and accept the assignment of such shares. The purchase price shall be the amount of damages claims remaining after such claims are applied in the manner described in the first sentence of this paragraph. The parties may also agree to another arrangement, provided that in the end the Financial Investors can be assured of receiving the damages claims remaining after the debts have been repaid (without deducting any avoidable taxes) and MIG ultimately holds all shares in Investor NewCo.

(6) The duty to assign the shares, as set forth in para. (1) above, will also apply to the corresponding shares in the GmbH-General Partner once the shares are assigned in accordance with this Section 19 and such shares represent more than 5% of the share capital. If such a threshold is reached only after several assignments, then upon reaching this threshold, shares in the GmbH-General Partner shall also be assigned such that, to the extent possible and in view of the aforementioned assignments, the share of equity held in the GmbH-General Partner is the same as the share of equity held in Investor NewCo following the assignment.

(7) With respect to each sale and assignment made under these provisions, MIG warrants, in the form of an independent guaranty, that it is the legal owner of the shares being sold and assigned, that the shares are fully paid in and have not been redeemed, that the shares are free and clear of any third party rights and that it may freely dispose of the shares. The sale and assignment are not subject to any other warranties or liabilities. If a notarial recordation is required, the costs related thereto hall be borne by the assignee.

(8) Should the assignment of shares trigger any taxes for MIG which would not have been triggered under the original version of Section 19 as of 31 December 2000, the Financial Investors shall indemnify MIG against such taxes. The indemnification obligation can be discharged by retransferring shares. For the purposes of such discharge the shares to be retransferred shall be valued at their fair market value at the time of the retransfer. Section 18 par. 2 through 4 shall apply accordingly.

                                       IV.
                               DISPOSAL OF SHARES



                                     SECTION 20

                             INITIAL PUBLIC OFFERING

(1) The Parties may only decide on an IPO of Investor NewCo or any of its subsidiaries by mutual agreement. In the event no decision on the IPO is made by 30 June 2003, the Financial Investors shall have the right to request an IPO, which, however, is not to take place prior to 1 January 2004; however, the Financial Investors are granted this right only in the event that the Financial Investors, including those individuals or corporations to whom they have transferred shares, are holding the majority of the share capital of Investor NewCo at the time the IPO is requested. MIG shall then be obligated to support the IPO and to issue all necessary statements pursuant to the following provisions.

(2) In the event the Parties have agreed on an IPO or the Financial Investors have requested the execution of an IPO pursuant to Paragraph
         (1) above, the Parties shall be obligated to undertake all legal steps and issue all statements necessary for an IPO. In particular, they shall be obligated at the request of a Party to approve any transformation of the company to be admitted to the stock exchange into a joint stock corporation for the purposes of the IPO and any capital measures to prepare the IPO which are proposed by the lead manager. As permitted by law, the rights of the Parties provided in this Agreement must be safeguarded, either in the bylaws of the joint stock corporation or in a shareholders' agreement to be newly agreed upon.

(3) The investment bank which accompanies the IPO as lead manager is to be determined jointly by the Parties and commissioned jointly with the Investor NewCo or solely by Investor NewCo. A beauty contest is to be held at any Party's request. If the Parties do not agree on an investment bank after the conclusion of the beauty contest, the Financial Investors shall be entitled to the determine the investment bank. The bank determined by the Financial Investors alone may not be a company affiliated with a Financial Investor within the meaning of Section 15 AktG.

(4) The number of shares offered in the IPO and the scope of the cash capital increase and the sale of old shares shall be determined in accordance with the recommendations of the lead manager. In the event not all Parties can sell the desired amount of shares held by them in the IPO, the Financial Investors shall have the right to sell the shares held by them with priority. MIG may only then sell shares in the IPO if the Financial Investors are able to sell the full number of shares they wish to sell. To the extent that MIG participates in a capital increase pursuant to Section 18 para. (8), the Financial Investors shall negotiate with MIG, if and to what extent MIG may participate in the sale of old shares within the IPO for the financing of the contribution and the costs.

(5) In the event the Financial Investors still hold shares after the IPO, the Financial Investors jointly shall have the one time right to request a further public offering in which they can sell their shares in whole or in part. The Financial Investors shall decide on the date thereof. At least six months are to elapse between the IPO and the further offering. In the event not all Parties can sell the desired amount of shares held by them in a further public offering, the Financial Investors shall have the right to sell up to 81% of the old shares placed in the offering. This rule shall be valid for the first three years after the IPO. The Financial Investors are entitled to require, after such secondary offering in which they have priority, further secondary offerings, in which they can sell shares. In such further secondary offerings the Financial Investors do not have priority, but can only sell together with MIG on a pro rata basis, in the same ratio as they hold shares in Investor NewCo.

(6) The Parties hereby undertake to hold pursuant to the recommendation of the lead manager after the execution of the IPO or any further offering the residual shares for the period recommended by the lead manager and not to sell them over the stock exchange. However, the lockup period may not be longer than 180 days subject to imperative provisions of the stock exchange concerned.

(7) In the event of an IPO or a further offering, the Parties shall seek that the management board of the company to be listed at the stock exchange shall support the IPO or the further offering, particularly through participation in road shows, support in the preparation of the prospectus, provision of information to the underwriters, elaboration of a detailed business plan, etc.

                                     SECTION 21

    RESTRICTION ON TRANSFERABILITY, GENERAL LOCKUP PERIOD, ADMITTED TRANSFERS

(1) The Parties and MIG hereby undertake not to dispose of their shares in Investo NewCo and General Partner GmbH without the approval of the other Parties. They hereby further undertake to work towards the aim in every suitable fashion that Investor NewCo does not dispose of its shares in NewCo II respectively NewCo III, that NewCo II does not dispose of its shares in MGG, and that NewCo III does not dispose of its shares in NewCo II. For this purpose, a clause on the restriction of the transferability of shares shall be incorporated into the Bylaws of Investor NewCo, NewCo II, NewCo III and MGG. Corresponding rules apply to DebtCo if applicable. The Parties must ensure that the bodies competent according to the bylaws to issue the approval only issue the approval if a unanimous consenting resolution of the Shareholders' Meeting pursuant to Section 16 para. I (c) was adopted. Exempt from this approval requirement shall be the sale and transfer of 66 2/3 of the shares in NewCo II to NewCo III after the exercise of the Call Option pursuant to Section 2.8 of the Purchase Agreement with a transfer of single or all shares of MGG to DebtCo. In connection with the IPO, the clause on the restriction of the transferability of shares in the bylaws of that company whose shares are to be traded on the stock exchange shall be revoked. However, the approval duty for the transfer of shares held by the Parties in such company as existing according to the provisions of this Agreement shall not be prejudiced hereby.

(2) The approval to the transfer of shares in Investor NewCo shall be given in the following events:

         (a) transfer of shares which are held by MIG to a shareholder of MIG or any member of the Messer Family as defined in Section 29 para. (2) hereof;

         (b) transfer of shares to companies affiliated with ACP or GS or with The Goldman Sachs Group Inc. respectively Allianz AG in the terms of Section 15 of the Corporation Act or to holdings managed by ACP or GS or by The Goldman Sachs Group Inc. respectively Allianz AG or by companies affiliated therewith in the terms of Section 15 of the Corporation Act or to funds managed by such companies;

         (c) transfer to employees employed at the companies specified in Litera (b) above or, however, at maximum, up to 10% of all shares in the share capital of Investor NewCo, whereby shares which have been issued in accordance with the Management Share Option Plan in accordance with Section 7 hereof are not to be taken into account;

         (d) transfer of shares, to which up to 16% of the share capital are alloted, by ACP and/or GS to a further financial investor listed in ANNEX 21.2 of the Reference Deedif ACP does not transfer more shares than GS;

         (e)      transfer of shares pursuant to Section 19.

         However, the approval pursuant to Paragraph (1) above only then has to be given, if the respective buyer consents to the provisions of this Agreement. This shall not apply to sales in accordance with Litera (c) above. Sales pursuant to this Paragraph (2) are to be notified to all Parties immediately in writing. Buyers, to whom a Party has transferred shares according to the provisions of this Agreement and who have consented to the provisions of this Agreement are jointly named "SUCCESSORS" in the following. In the event of the joining of a Successor to the Financial Investors all provisions concerning the rights and obligations of the Financial Investors as a group apply accordingly to this Successor. In this event the Financial Investors may require that the rights of appointment, that GS is entitled to pursuant to this agreement, are completely or in part transferred to the Successor. The Successor or Successors of MIG succeed(s) to all rights and obligations of MIG. If MIG does not sell all of its shares MIG and the Successors may exercise the rights of MIG under this Agreement only jointly and in a uniform way.

(3) Sales of shares via the stock exchange after an IP0 of Investor NewCo do not require approval.

(4) At a sale of shares of Investor NewCo shares in General Partner GmbH may be transferred in the same ratio. The requirement for approval pursuant to Paragraph (2) applies accordingly. Sentence (1) shall not apply to sales in accordance with Paragraph (2) (c) and Paragraph (3) above. In the event the shareholding in the share capital of Investor NewCo has decreased by more than 10% as a result of sales over the stock exchange, the affected Party must transfer a corresponding share in the share capital of General Partner GmbH to the other Parties in such a ratio that, to the extent legally permitted, their participations in the General Partner GmbH correspond to their participation in the share capital of Investor NewCo .

(5) In the event of transfers pursuant to Paragraph (2) (c) the Successors may only exercise their voting rights in a uniform way with the transferring Party.

                                   SECTION 22

                                TENDER OBLIGATION

(1) After 30 September 2004, the consent to the transfer of shares to a third party shall be given in addition to the cases laid out in Section 21 para. (2) provided the following provisions have been observed prior to the disposal.

(2) In the event any Party intends to sell shares in Investor NewCo, such Party must communicate its intention to sell to the other parties and present them with a binding notarial sales offer for the shares to be sold ("SALE SHARES"), specifying all contractual conditions intended to apply to the purchase. The communication of the intention to sell shall give an indication on the expected sales price and other provisions, determining the sales price. The notarial sales offer is to be presented no earlier than three weeks after announcement of the intention to sell. The shares are to be transferred in consideration for payment of the purchase price within three months after the acceptance of the offer. If at this point of time not all of the official authorizations necessary for the transfer of the Sale Shares exist, the transfer in consideration for payment is to be executed directly after the granting of all official authorizations.

(3) The other Parties to this Agreement shall be entitled to acquire the offered Sale Shares in proportion to their share in the share capital of Investor NewCo. To the extent a Party entitled to acquisition does not avail itself of its acquisition right or does not do so within the required period, its acquisition right shall accrue to the other Parties entitled to acquisition in the ratio of their shareholdings in the share capital of Investor NewCo. In the event non-divisible fractional amounts arise upon the prorated dividing of the Sale Shares that Party entitled to acquisition which has exercised its acquisition right first shall be entitled to such amounts. A Party entitled to acquisition may exercise its acquisition right only with regard to the total of all Sale Shares that it is originally entitled to pursuant to Sentence 1 above and that are accruing to it pursuant to Sentence 2.

(4) The right to acquire the Sale Shares by the Parties entitled to acquisition may only be exercised by a notarized acceptance declaration to the selling Party within six weeks from the receipt of the sales offer. In the event that the sales offer has been presented prior to the expiration of the three weeks period pursuant to Paragraph (2), the period pursuant to Sentence 1 is extended by the number of days that were between the presentation of the sales offer and the day of the expiration of the three weeks period. Immediately after the expiration of this period, the selling Party must notify the Parties entitled to acquisition that have exercised the acquisition right on the scope of the exercise of the acquisition right and, if relevant, offer the Sale Shares for which the acquisition right was not exercised in accordance with Paragraph (2) above. In the event of such a second offer MIG, its Successors and the Third Party as well as the Financial Investors and their Successors are each considered a group that may exercise or reject the additional acquisition right in a uniform way only so that the selling Party has to carry out no more than two tender rounds. The offer to acquire the additional Sale
         Shares may be accepted within two weeks after receipt of the notice. Sentence 1 shall apply accordingly for the acceptance of the offer.

(5) In the event the right of acquisition has not been exercised with respect to all Sale Shares pursuant to Paragraph (4) all offers will cease to exist. The Party desiring to sell is then entitled to a transfer to a third party in accordance with the following Paragraph
         (6).

(6) In the event the Parties entitled to acquisition have not accepted the binding offer without reservation within the periods pursuant to Paragraph (4) above or paid the purchase price in consideration for the transfer of the shares within the period pursuant to Paragraph (2), the Party desiring to sell shall be authorized for a period of six months from (i) the rejection of the offer or (ii) the due date of the payment or (iii) the date of the refusal of the necessary official authorizations, whatever date occurs first, to sell its Sale Shares to a third party, though not at conditions more favorable for the third party than those offered pursuant to Paragraph (2) above. In the event one or more of the Parties entitled to acquisition have not paid the purchase price when due, the selling Party must offer these shares prior to a sale to a third party to the other Parties entitled to acquisition that have fulfilled their obligations. Paragraph (4) Sentence 3 and 4 apply accordingly. The selling Party must inform the others on the fulfillment of the conditions for a free sale in writing pursuant to Section 39 hereof. In the event the conditions which the selling Party has offered to the third party are more favorable than those notified pursuant to Paragraph (2), the Parties entitled to acquistion shall have a preemptive purchase right pursuant to Section 24. The Purchase Agreement must assure that the other shareholders may exercise their rights pursuant to Sections 23 and 24. The selling Party has to send the other Parties a copy of the Purchase Agreement without delay.

(7) For purposes of the sale, the selling Party may provide information about MGG to third parties provided that the third party signs a statement of confidentiality that is beneficiary and entitling also for the other Parties and MGG. The selling Party has to send the statement of confidentiality to the other Parties. The Parties endeavor to ensure that the management provide to the selling Party the information necessary for the sale, to cooperate in the preparation of information memorandums and similar documents, and to participate in presentations.

(8) The tender duty stipulated in this provision and the accordingly existing acquisition right with regard to the shares in Investor NewCo shall, always also encompass a corresponding share in the share capital of General Partner GmbH.

                                     SECTION 23

                               RIGHT TO JOINT SALE

(1) In the event after the tender pursuant to Section 22 hereof the Party desiring to sell is entitled to sell to a third party, each Party entitled to acquisition may declare to sell its share pro rata (i.e. the same proportion in percent with regard to the then existing participation in the share capital of Investor NewCo as the selling Party) to the buyer at the otherwise identical terms and conditions as the selling Party. The declaration must be issued within one month after the selling Party has informed the other Parties on

         (a) the fulfillment of the conditions for a free sale pursuant to Section 22 para. (6) hereof,

         (b)      the potential purchaser and

         c) the purchase price negotiated until then and other provisions determining the purchase price.

         The Parties intending to exercise their right to joint sale may submit the exercise of their right to joint sale to the condition that in the sale a minimum price determined by them is realized that may be higher than the communicated price.

(2) The right to joint sale must be as well exercised for a corresponding share in the share capital of General Partner GmbH.

                                     SECTION 24

                            PREEMPTIVE PURCHASE RIGHT

(1) In the event of Section 22 para. (6) sentence 4 hereof, the Parties not having exercised their right pursuant to Section 23 hereof shall be entitled to a preemptive purchase vis-a-vis the selling Party. The preemptive right also applies to the shares sold in addition pursuant to Section 23 hereof. A preemptive purchase right shall also exist in the event of disposals similar to purchases, such as exchange, contribution in consideration for holdings, etc. The value of the consideration shall then replace the purchase price.

(2) The preemptors shall be entitled to the preemptive purchase right in the ratio of their shareholdings in the share capital of Investor NewCo at the time of the occurence of the preemptive purchase event. To the extent a preemptor does not avail itself of its preemptive purchase right or does not do so within the required period, such right shall accrue to the other preemptors in the ratio of their shareholdings in the share capital of Investor NewCo at the time of the occurrence of the preemptive purchase event. In the event several preemptors exercise their preemptive purchase rights and the shares to be acquired cannot be divided into whole amounts, that beneficiary which has exercised its preemptive purchase right first shall be entitled to the non-divisible fractional amounts. A preemptor may exercise its preemptive purchase right only with regard to the entire share to which it is entitled to pursuant to this Paragraph (2).

(3) The preemptive purchase right may only be exercised within six months from the receipt of the contract which the selling Party has concluded with the third party and only by notarized declaration to the selling Party. After the exercise, the purchase agreement must be fulfilled within three weeks. If at this point of time not all of the official authorizations necessary for the transfer of shares exist, the transfer is to be executed directly after the granting of all official authorizations. In case of non-payment of the purchase price, Section 22 para. (6) sentence 2 hereof shall apply accordingly.

(4) In the event the preemptive purchase right is not exercised in full, the selling Party must send a written notice to the other Parties entitled to preemptive purchase pursuant to Section 39 hereof. The Parties entitled to preemptive purchase must exercise their preemptive purchase right regarding the additional Sale Shares within two weeks.
         Section 22 para. (4) sentence 3 shall apply accordingly. The preemptive purchase right expires if it has not been exercised regarding the total of the Sale Shares even to the extent it had already been exercised.

                                     SECTION 25

                               CALL OPTION FOR MIG

(1) The Financial Investors and their Successors hereby grant MIG the right to acquire in the period between 1 April 2004 and 30 September 2004 the shares held by them in Investor NewCo and their shares in General Partner GmbH at the price determined pursuant to Paragraph (3) below ("CALL OPTION"). The Call Option may only be exercised for all of the shares held by the Financial Investors.

(2) MIG must declare the exercise of the Call Option to the Financial Investors pursuant to Section 39 hereof. The contract arising from exercise of the Call Option must be carried out within three weeks after the purchase price has been definitively determined pursuant to the following provisions. If at this point of time not all of the official authorizations necessary for the transfer of the shares after the exercise of the Call-Option exist, the transfer against payment is to take place immediately after the granting of all official authorizations.

(3)      The purchase price for the stock and the shares in General Partner
         GmbH held by the Financial Investors shall correspond to the market value as of the date of the notice on the exercise of the Option pursuant to Paragraph (2) above, though at least to the value which results to a total revenue of the Financial Investors on their Acquisition Costs rendered on the shares sold by them, which results in an internal rate of return of 30% per annum, calculated in accordance with the equation total revenue = Acquisition Costs x 1,3 to the power of N, whereby "N" shall be the number of expired years (the "MARKET VALUE"). "AQUISITION COSTS" shall mean the amount of the contributions to the equity capital of Investor NewCo by the Financial Investors until such time as the call-option is exercised, as well as any other proven acquisition, financing, and ancillary costs and other investments of any kind incurred in connection with the acquisition or the holding of the equity participation in Investor NewCo and the acquisition and the holding of an indirect participation by Investor NewCo in MGG, no matter in what legal or economic form, e.g. as a capital increase, contributions to the capital reserve, additional contribution, shareholder's loan, or in any other manner, as well as all investments and costs incurred by the Financial

         Investors since the acquisition of their indirect participation in MGG, minus any earnings after taxes from dividends, interest or alienations which the Financial Investors received and get to keep (together the "EARNINGS"). In this context, an assignment of shares pursuant to Section 19 is not considered Acquisition Costs or Earnings in the sense of the preceding sentence. To compute the Market Value all cash outflows from the Financial Investors shall be balanced with all Revenues on a pro rata basis with a markup or discount for interest. In the event of computation for less than a year N shall be computed pro rata temporis.

(4) In its declaration on the exercise of the Call Option pursuant to Paragraph (2) above, MIG must submit a proposal for the Market Value of the shares to be acquired by the Financial Investors calculated on the basis of the principles presented in the above Paragraph. In the event the Financial Investors declare within a period of two weeks after receipt of the exercise declaration pursuant to Paragraph (2) above that they hold the proposed price to be too low, they shall be entitled to appoint an expert, if possible, an internationally active investment bank, which shall determine the Market Value in accordance with the specifications pursuant to Paragraph (3) above. The Financial Investors shall bear the costs of the expert opinion.

(5) In the event MIG does not acknowledge the Market Value computed by the expert of the Financial Investors, MIG may commission a second expert to determine the Market Value pursuant to Paragraph (3). MIG shall bear the costs of the second opinion. In the event a second opinion is prepared, the following provisions shall apply to the final determination of the Market Value:

         (a) In the event the Market Values of the two experts do not vary from each other by more than 10%, the Market Value shall correspond to the arithmetic mean between the Market Values computed by the two experts.

         (b) In the event the Market Values computed by the two experts vary from each other by more than 10%, the Financial Investors and MIG shall commission a third neutral expert ("ARBITRATOR"), which they shall determine by elimination from the list attached as ANNEX 25.5 to the Reference Deed, which includes five proposals for a neutral expert. To this effect one Party shall first delete a name, then the other Party etc., until only one name remains; the Financial Investors will be considered a single party. Whether MIG or the Financial Investors begin with the deletion, shall be determined by lots. The Market Value computed by the Arbitrator shall be binding, provided such Market Value is between the Market Values proposed by the first two experts. In the event the Market Value computed by the expert is outside the framework for the Market Value determined by the first two experts, the Market Value shall correspond to the arithmetic mean between the Market Value computed by the Arbitrator and the Market Value of the expert most closely approximating that computed by the Arbitrator. Section 91 of the Civil Procedure Code shall apply accordingly to the costs of the arbitration opinion.

(6) MIG may not exercise the Call Option if a decision on the execution of an IPO has been reached pursuant to Section 20 para (1) (Initial Public Offering) hereof. In case the Public Tender for the IPO has not been executed by 1 September 2004, the Call Option may be exercised again within the remaining period for the exercise of option.

(7) For the agreement to be concluded with the Financial Investors upon the exercise of the Call Option concerning the sale and assignment of the shares of the Financial Investors in Investor NewCo and General Partner GmbH, the following conditions shall apply for the remaining aspects:

         (a) MIG shall be entitled to the full scope of the profits not yet distributed and allocable to the purchased shares.

         (b) The Financial Investors shall warrant in the form of independent guaranties that they are legal owners of the sold shares, that the shares are fully paid in and no repayments have occurred, that the shares are not encumbered with third-party rights, and that they can freely dispose of the shares. Otherwise, the sale shall be made without any warranty or liability.

         (c) MIG shall bear the costs of the notarized agreement and the implementation thereof.

         (d) The Agreement must foresee that after transfer of the shares of the Financial Investors to MIG no obligations of the Financial Investors vis-a-vis Investor NewCo, NewCo II, NewCo III, DebtCo, MGG and the subsidiaries thereof remain; in particular, all credits and guaranties of the Financial Investors must be redeemed respectively the Financial Investors must be indemnified from such obligations if such redemption is not possible.

                                     SECTION 26

           RESALE OF ACQUIRED SHARES AFTER EXERCISE OF THE CALL OPTION

(1) In the event MIG resells the shares acquired based on the Call Option within the periods pursuant to (4), MIG must send the parts of the purchase agreement relevant to determine the sale price to the Financial Investors immediately after the signing thereof. The Financial Investors shall be entitled to any additional proceeds from any such resale in accordance with the following provisions. In the event MIG does not sell its entire shares in Investor NewCo to the third party, the shares acquired via the Call Option shall be considered as sold first. Section 24 para. (1) sentence 3 hereof shall apply accordingly.

(2) Additional proceeds is the difference between (i) the sale price for the resold shares and/or the market value of the retained consideration at the time of the conclusion of the relevant transaction governed by the law of obligations, if no (complete) cash payment is made, and (ii) the acquisition costs for the sold shares. The acquisition costs shall correspond to the prorated purchase price paid at the exercise of the Call Option. All transaction costs, particularly costs for advisors and other implementation costs and all payments to buyers under warranty and guarantee claims and alike as well as taxes arising from the resale shall be deducted from the value of the consideration. The Financial Investors may request rendering of accounts in this regard pursuant to Section 259 of the Civil Code. In the event the consideration received by MIG consists in non-exchange-listed shares in a company, the market value of the consideration at the time of conclusion of the relevant transaction governed by the law of obligations is to be determined by one of the experts mentioned in Annex 25.5 to the Reference Deed in accordance with the generally accepted methods for the valuation of companies, provided the Parties do not reach agreement on the market value of the consideration within one month after notice of the sale. In the event no agreement on the person of the expert is reached, the provision in Section 25 para. (5)(b) hereof shall apply accordingly.

(3) Within two weeks after the amount of the additional proceeds has been determined, the additional proceeds are to be paid pro rata to the Financial Investors onto bank accounts specified by them. In the event MIG has deferred any portion of the purchase price payable by the third party, also the corresponding portion of the additional proceeds shall first be payable upon the due date of the purchase price. The deferred portion of the additional proceeds shall accrue interest at the same rate as the deferred purchase price. For claims from the warranties, MIG may retain a reasonable portion of the additional proceeds. After the periods of limitation for single claims have run out reasonable portions of the retained proceeds shall be released. At the latest when the periods of limitations for all warranties except for such of title have ended, the retained portion shall be released.

(4) The duty to pay the additional proceeds to the Financial Investors pursuant to Paragraph (1) above shall exist:

         (a) if the consideration received in the resale consists of cash resources or in freely disposable shares in an exchange-listed company -whereby exchange-listed shares for which MIG must observe a lockup period of less than one year shall be considered as freely disposable - for any resale within two years after the execution date of the Call Option;

         (b) if the consideration received in the resale consists in non-exchange-listed shares for any resale within one year after the execution date of the Call Option;

         (c) if the consideration received in the resale consists in exchange-listed shares for which a lockup period of one year or longer has been agreed upon, for any resale within a period of one year after the expiration of the lockup period.

         Decisive shall respectively be the conclusion of the respective agreements governed by the law of obligations.


                                     SECTION 27

                    SALE OF SHARES BY THE FINANCIAL INVESTORS
                             PRIOR TO 1 OCTOBER 2004

In the event the Financial Investors sell their shares in Investor NewCo in whole or in part with MIG's approval prior to 1 October 2004 in a tender proceeding, MIG may participate in such tender proceeding. The purchase price to be offered by MIG shall not be subject to the provisions of Section 25 (Call Option) hereof. In the event MIG has acquired shares in this way, the provisions on the payment of additional proceeds from resale pursuant to Section 26 hereof shall not apply.


                                     SECTION 28

                            DUTY OF MIG TO JOINT SALE

(1) After 30 September 2004, the Financial Investors shall have the right in the event of a sale to a third party permissible pursuant to Sections 21 et seq. - transfers pursuant to Section 21 para. (2) shall not be deemed sales to third parties - to request from MIG the joint sale of its shares in Investor NewCo and General Partner GmbH to a third party at the same conditions provided:

         (a) the buyer thereby receives directly or indirectly or together with others, with whom it coordinates the exercise of its voting rights, the majority of the shares in Investor NewCo (including those already held prior to the purchase), and

         (b) the Financial Investors sell shares at least in the amount of 20% of the share capital, and

         (c) the Financial Investors sell all of the shares still held by them, and

         (d)      MIG may sell all of the shares held by it, and

         (e) the sale is not caused by official and/or supervisory order actually issued or definitely possible, or does serve the prevention of such an order if MIG does not at least receive a purchase price in such a sale that corresponds to an internal rate of return of 15% per annum for MIG. Assessment basis shall be 50 % of the Hoechst Purchase Price plus the issue price for the additional shares pursuant to Section 2 para.
                  (2) plus the issue price for additional shares from any later capital increases. Such minimum interest shall be calculated pursuant to Section 25 para. (3).

(2) When calculating the shares sold by the Financial Investors, shares which the Financial Investors have first sold and then repurchased may not be taken into account. When calculating the minimum participation pursuant to Paragraph (1)(b) Section 9 shall apply accordingly, i.e.
         as long as the participation of the Financial Investors due to capital increases has dropped below 20% but not below 10% taking any sales into taking into account, the Financial Investors may request the joint sale by MIG. In the event the participation has dropped below 20% due to sales without taking into account any capital increases, the obligation to joint sale expires.

                                     SECTION 29

                    ACQUISITION RIGHT UPON CHANGE OF CONTROL

(1) In the event of a Change of Control-as defined in Paragraph (2) below-over a Party to this Agreement, the other Parties shall have a prorated acquisition right pursuant to this Section 29 with regard to the shares in Investor NewCo and General Partner GmbH of the Party affected by the Change of Control.

(2) In the terms of this Section 29, a "Change of Control" shall exist with regard to:

         (a) MIG when the majority of the share capital and voting rights in MIG are no longer held directly or indirectly, legally or economically, by members of the Messer Family;

         (b) ACP when the majority of the share capital and voting rights in ACP are no longer held directly and/or indirectly, legally and economically, by Allianz AG;

         (c) GS when a fund holding the shares in Investor NewCo is no longer managed directly or indirectly, legally or economically, by companies which are affiliated companies of The Goldman Sachs Inc., New York, in relation to the shares held by such fund.

         In the event of Litera (b) and (c) there shall be no Change of Control, if the Financial Investors no longer hold the majority of the shares of the share capital of Investor NewCo at the time of the acquisition.

         In the terms of this provision, the "MESSER FAMILY" shall mean the natural offspring of Mr. Senator Dr. Adolf Messer with their spouses. The natural offspring shall also include their children and grandchildren. In the terms of this provision, the "Messer Family" shall further include companies, which are fully directly or indirectly owned by the above-mentioned persons or upon which the above-mentioned persons are in the position to jointly exert a controlling influence and in which the remaining shares are held by non-profit foundations or non-economic associations with legal capacity, as well as family foundations and non-profit foundations that are close to the Family.

(3) The provisions in Paragraph (2) (b) and (c) apply accordingly to Successors of the Financial Investors.

(4) The Party affected by a Change of Control shall inform the other Parties about the fact of the imminent Change of Control in writing 30 days prior to the occurrence of the Change of Control at the latest. In this regard, the Party affected by the Change of Control must communicate the material details of the Change of Control, particularly the name(s) of the persons or companies acquiring control.

(5) Within 60 days after receipt of the notice pursuant to Paragraph (3) above, the other Parties shall have the right to request by written declaration from the Party affected by the Change of Control the sale of the shares in Investor NewCo and General Partner GmbH to the other Parties, and this will be in the ratio of their shareholdings in the share capital of Investor NewCo. In the event any Party entitled to acquisition does not avail itself of its acquisition right or does not do so within the required period, its acquisition right shall accrue to the other Parties in the ratio of their shareholdings in the share capital of Investor NewCo to each other. Section 22 para. (4) shall apply accordingly.

(6) A Party entitled to acquisition may only exercise its acquisition right with regard to the entire share to which it is entitled from the outset pursuant to Paragraph (4) Sentence 1 and which is accruing to it pursuant to Paragraph (4) Sentence 2. In the event several Parties exercise their acquisition right and the shares to be acquired by them cannot be divided into whole amounts, that Party entitled to acquisition which has exercised its acquisition right first shall be entitled to the non-divisible fractional amounts.

(7) The acquisition right stipulated in this Section 29 with regard to the shares in Investor NewCo shall always encompass a corresponding share in the share capital of the General Partner GmbH. The shares in Investor NewCo and the corresponding share in the share capital of General Partner GmbH shall be designated hereinafter as the Shareholdings.

(8) In the event the acquisition rights stipulated in this Section 29 are exercised, the Party affected by the Change of Control and the Parties entitled to acquisition which have exercised their acquisition right shall conclude an agreement on the sale and assignment of the Shareholding to which the following conditions shall apply:

         (a) The purchase price for the Shareholding shall correspond to the market value thereof on the date of the notice of the exercise of the acquisition right pursuant to Paragraph (3) above. If Investor NewCo has been admitted to the stock exchange at such point in time, the market value shall correspond to the stock exchange price. In the event the Parties do not agree within 90 days after the notice pursuant to Paragraph (3) above on the purchase price, the purchase price shall be bindingly determined by one of the persons or companies mentioned in Annex 25.5 of the Reference Deed as arbitrator at the request of any Party. The arbitrator shall be selected in accordance with Section 25 para. (5) hereof. The Party affected by the Change of Control and the Parties entitled to acquisition which have exercised their acquisition right shall equally bear the costs for such arbitrator. Within two weeks after the announcement of the arbitration award the Parties entitled to acquisition may rescind from the contract. The purchase price must be paid within three banking days after the conclusion of the notarized agreement concurrently to the assignment of the Shareholding, provided official authorizations are not required, otherwise as soon as these authorizations are available.

         (b) The shareholders entitled to acquisition which have exercised their acquisition right shall be entitled to the full scope of profits not yet distributed and allocable to the Shareholding.

         (c) The Party affected by the Change of Control shall warrant in the form of an independent guaranty that it is the legal owner of the Shareholding, that the Shareholding is not encumbered by third-party rights, and that it can freely dispose of the Shareholding. Otherwise, the sale shall be made without any warranty or liability.

          (d) The Party affected by the Change of Control and the Parties entitled to acquisition which have exercised their acquisition right shall equally bear the costs of the notarized agreement and the implementation thereof.

                        V. AGREEMENT BETWEEN MIG AND MGG

                                   SECTION 30
         LICENSE AGREEMENT BETWEEN MGG AND MESSER CUTTING & WELDING GmbH

The Parties shall ensure that MGG concludes the License Agreement set forth in ANNEX 30 of the Reference Deed with Messer Cutting & Welding GmbH.

                                   SECTION 31
                    SALE OF HOLDING COMPANIES OF MGG AND MIG

Immediately upon Closing, MGG shall enter into negotiations in connection with the sale of the equity participations listed in Exhibit 31.1 to this Amendment Agreement with the intention to come to an agreement within six weeks following the Closing. The Financial Investors commit themselves to ensure that MGG does not break off the negotiations without good reason. However, there shall be no obligation to sell. MGG has, by virtue of

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                                      -68-


agreement dated 12 April, 2001, sold and transferred its shares in Greenbelt Holdings Ltd. to Stefan Messer GmbH on April 29, 2001.


                                  SECTION 32
                              SINGAPORE, SYNGAS

(1) MIG agrees to be bound to a participation, be it directly or indirectly via a one hundred percent subsidiary, in the new holding company which, pursuant to the Singapore Separation Agreement (Annex 3.1 of the Reference Deed to the BCA), shall hold the shares in Messer Singapore and Syngas, should the Financial Investors so require by written notice.

(2) In the event that risks realize with regard to Singapore in an amount of less than DM 180,000,000 (in words: Deutsche Mark one hundred eighty millions), Investor NewCo is obliged to distribute 7/18 of the short amount to MIG. Risks shall be

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                                      -69-


         considered as realized if loans have been granted under the Singapore Separation Agreement since 1 September 2000. MIG shall issue the distribution payment of Investor NewCo as a loan against borrower's note, which shall be subject to the terms and conditions attached as Annex 32 ("SINGAPORE LOAN").

(3)      Any short amount will be assessed for the first time on 31 December
         2003.

(4) After 31 December 2003 the Singapore Loan shall be reduced on each 1st January and 1st July, for the first time on 1 July 2004, by an amount, that corresponds to 7/18 of the sum of the loans granted by Investor NewCo or one of its subsidiaries to the Singapore holding company after the directly preceding 1st January respectively 1st July. In the subsequent interest period the accordingly reduced nominal amount of the Singapore Loan shall continue to bear interest.

(5) If the Singapore holding company redeems loans to Investor NewCo or its subsidiaries (e.g. after the sale of participations), MIG is entitled to 7/18 of the redemption amount as distribution. The redemption amount shall increase the Singapore Loan, however not exceeding
         DM 70 millions.



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                                     - 70 -


                                     SECTION 33

                           [INTENTIONALLY LEFT BLANK]

                                       VI
                                FINAL PROVISIONS

                                     SECTION 34

                         OBLIGATION OF MIG UNTIL CLOSING

(1) Until the Closing under the Purchase Agreement, i.e., until the Financial Investors have acquired the indirect Shareholding in MGG, MIG hereby undertakes vis-a-vis the Financial Investors not to approve any measures related to MGG which require the approval of Investor NewCoin accordance with Section 4.2 of the Purchase Agreement.

(2) MIG hereby undertakes to inform the Financial Investors within the time period between execution of this Agreement and the Closing under the Purchase Agreement on all material modifications of the business development or material business incidents of the MGG Group that would entitle to rescission of the Purchase Agreement and of which MIG obtained knowledge. The knowledge of Mr. Stefan Messer shall be constructed knowledge of MIG to the extent that disclosure is permitted to him.


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                                     - 71 -


                                     SECTION 35

                    NEW SHAREHOLDERS, ADAPTION OF THE AGREEMENT

(1) The Parties shall be obligated to ensure that any new shareholders of Investor NewCo to whom shares may be transferred in accordance with the provisions of this Agreement or who acquire shares by way of non-cash capital increase shall become Party to this Agreement upon their entry into the company. The Parties to this Agreement hereby offer any natural or legal person which is admitted for acquisition respectively for take-over of a share in the company to join this Agreement by declaration which must be issued to all Parties to this Agreement. This joinder shall only be valid provided it is made without conditions, additions or other modifications to this Agreement. Originals of the joinder declaration are to be sent to each Party to this Agreement. New shareholders which join this Agreement in lieu of a previous shareholder are subrogated to all rights and duties of the previous shareholder pursuant to this Agreement. Except for previously established claims and the obligations from Section 36 hereof, with regard to the transferred shares a new shareholder shall join with exonerating effect for the withdrawing shareholder.

(2) Paragraph (1) above shall not apply to new shareholders which have acquired their shareholding via the stock exchange or under the management participation plan pursuant to Section 7.

(3) In case of the joining of an additional Financial Investor the rule of adaption pursuant to Section 21 para. (2) sentence 6 shall additionally apply.

(4) The antitrust authorities may request modifications of this Agreement so that the transaction is released. The Parties undertake to implement the required modifications if the legal position of MIG under this Agreement is not affected. Section 21 para. (2) sentence 6 shall apply accordingly in the event that restrictions under Antitrust Law that require the restriction of the shareholders' rights of ACP are no longer applicable. Additionally, the Financial Investors may request that


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                                     - 72 -


         competences of the shareholders' meeting of Investor NewCo are transferred to the shareholders' committee provided that rights of MIG are not affected.


                                     SECTION 36

                          COMMENCEMENT AND TERMINATION

(1) The rights and duties from this Agreement shall commence for the undersigning Parties upon the signing hereof and for all Parties joining subsequently upon the effective acquisition of their position as shareholders in Investor NewCo.

(2)      The rights and duties from this Agreement shall cease

         (a) in the event this Agreement is mutually rescinded by all Parties;

         (b) for the Party which no longer holds a share in Investor NewCo. after complete windup of all rights and duties from such share which already had been established upon the withdrawal date.

(3) In the event this Agreement ceases because MIG exercises its Call Option, the duties of MIG from Section 26 hereof shall continue to exist.

(4) In any event the rights and obligations arising from SECTION Sections 32 and 40 shall not be affected.


                                     SECTION 37

                                ARBITRATION BOARD

(1) With regard to disputes arising from this Agreement or in relation with it or its subject matter between MGG, NewCo II, NewCo III, DebtCo, Investor NewCo including their direct and indirect subsidiaries, the Parties to this Agreement or among such persons, an arbitration board shall be competent, ousting the jurisdiction of courts of law. This is to apply to the broadest degree possible, e.g.,


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                                     - 73 -


         even concerning the validity of this arbitration clause and irrespective of the legal or factual ground.

(2) The arbitration rules of the German Arbitration Institute (DIS) shall apply to the arbitration proceedings. The arbitration board shall consist of three arbitrators. The chairman must be eligible for the office of a judge in the Federal Republic of Germany. Frankfurt am Main shall be the seat of the arbitration board.

(3) The District Court of Frankfurt am Main shall be competent in the event any action before the courts is necessary within the framework of the arbitration proceedings or in relation thereto.


                                      SECTION 38

                         EXCLUSIVITY, COMMON OBLIGATION

(1) This Agreement and the annexes mentioned herein comprises all agreements between the Parties concerning the subject hereof. Any earlier agreements shall hereby become obsolete. This shall also apply to term sheets and other records.

(2) To the extent as pursuant to this Agreement obligations have to be performed by the Financial Investors together, the obligations are not considered as joint and several liability but as common obligation of the Financial Investors that may only be performed by them in common. The Financial Investors may claim their rights only jointly as joint and several creditors provided they are not bound to an specific person.


                                     SECTION 39

                                    WRITTEN FORM

Any modifications of or additions to this Agreement, including this requirement for the written form, must be made in writing, unless a more stringent form is prescribed by law.


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                                     - 74 -


All declarations and notices admitted in accordance with this Agreement or the annexes mentioned herein must be made in writing.


                                     SECTION 40

                                   CONFIDENTIALITY

The contents of this Agreement are to be treated in strict confidence by the Parties; however, the contents may be disclosed:

- to employees or advisors of the respective Party or any of shareholders thereof who are subject to a comparable confidentiality agreement vis-a-vis the respective other Party,

- to investors which hold shares directly or indirectly in the capital of a Financial Investor,

-        to tax, antitrust and other authorities, as required by law,

- to banks which are financing or are to finance the Parties to this Agreement, Investor NewCo and/or any of their direct or indirect subsidiaries,

- in the event disclosure is otherwise required based on legal provisions or under the law of the stock exchanges or is made by mutual agreement,

-        vis-a-vis shareholders of MIG and their consultants, and

-        vis-a-vis the Messer family foundation.


                                     SECTION 41

                           PUBLICATIONS/PRESS RELEASES

The Parties to this Agreement hereby undertake to jointly prepare all public announcements related to this Agreement and their participation in Investor NewCo and/or

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                                      - 75 -

a direct or indirect subsidiary of Investor NewCo, even those in the press, and to disclose the contents thereof only in a concerted fashion.

                                   SECTION 42

                                  SEVERABILITY

In the event any provision of this Agreement is or becomes invalid or impracticable, the validity of the remaining provisions hereof shall not be affected thereby. That valid and practicable provision which most closely approximates the economical purpose of the invalid or impracticable provision shall be considered as agreed upon to replace the invalid or impracticable provision. This shall also apply to any supplementary interpretation of this Agreement.

                                    SECTION 43

                                     NOTICES

(1) Any notices or declarations to MIG related to this Agreement shall be considered as validly issued if sent per registered letter or courier to the following address or to any other address notified by MIG in writing to the other Parties:

         Messer Industrie GmbH
         Herrn Stefan Messer
         Hardtberg 1
         D - 61462 Konigstein/Taunus

         cc: Freshfields Bruckhaus Deringer, Herrn Rechtsanwalt Dr. Feuring

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                                      - 76 -


(2) Any notices or declarations to ACP related to this Agreement shall be considered as validly issued if sent per registered letter or courier to the following address or to any other address notified by ACP in writing to the other Parties:

         Allianz Capital Partners GmbH
         Herrn Stephan Sanne
         Theresienstrasse 1 - 7
         80333 Munchen

         cc:      Baker McKenzie
                  Herrn RA Dr. W. Henle
                  Theatinerstrasse 23
                  80333 Munchen

(3) Any notices or declarations to GS related to this Agreement shall be considered as validly issued if sent per registered letter or courier to the following address or to any other address notified by GS in writing to the other Parties:

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                                      - 77 -


         Goldman Sachs International
         Principal Investment Area
         Stephen Trevor
         Peterborough Court
         133 Fleet Street
         London, EC4A 2 BB
         Grossbritannien

          cc:     Hengeler Mueller Weitzel Wirtz
                  RA Dr. Jackle
                  Bockenheimer Landstrasse 51 - 53
                  60325 Frankfurt am Main

                                  SECTION 44

                           PROHIBITION OF ASSIGNMENT

Subject to the provisions of this Agreement, no Party shall be entitled to transfer rights or obligations from this Agreement to any third party without the approval of the other shareholders.

                                  SECTION 45

                                    COSTS

All costs, fees and transfer taxes arising in relation to this Agreement, including the fees for this deed shall be borne by the Financial Investors at two thirds and MIG at one third. Each Party shall bear the costs associated with the commissioning of its advisors.

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                                      - 78 -


                                  SECTION 46

                              CONDITION PRECEDENT

This Agreement shall be subject to the condition precedent that the Closing under the Purchase Agreement takes place.